Exhibit 96.1

LION COPPER

Bear Project

Mineral Resource Technical Report Summary

Prepared in Accordance with S-K 1300

Lion Copper Corp.
Yerington, Nevada

Report Current as of: October 31, 2026

Prepared by:

AGP Mining Consultants Inc.
#246-132K Commerce Park Drive
Barrie, ON L4N 0Z7 Canada.

AGP Mining Consultants Inc.

Date & Signature Page

This Technical Report Summary, entitled “Bear Project Mineral Resource Technical Report Summary” is current as of October 31, 2026. The Report was prepared in accordance with S-K 1300 by qualified persons employed by the following third-party firms:

Date: October 31, 2026

“signed”
AGP Mining Consultants Inc.

“signed”
Samuel Engineering, Inc.

Contents

1	Executive Summary			1-1

	1.1	Introduction		1-1
	1.2	Terms of Reference		1-2
	1.3	Property Description		1-2
	1.4	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements		1-3
		1.4.1	Mineral Tenure and Title	1-3
		1.4.2	Royalty	1-3
		1.4.3	Water Rights	1-4
		1.4.4	Baseline Studies	1-4
		1.4.5	Permits	1-4
	1.5	History		1-4
	1.6	Geological Setting and Mineralization		1-5
	1.7	Exploration and Drilling		1-5
		1.7.1	Exploration	1-5
		1.7.2	Drilling	1-6
	1.8	Data Verification		1-6
	1.9	Mineral Processing and Metallurgical Testing		1-6
	1.10	Mineral Resource Estimate		1-6
		1.10.1	Estimation Methodology	1-6
		1.10.2	Mineral Resource Statement	1-7
	1.11	Risks and Opportunities		1-7
	1.12	Conclusions		1-8
	1.13	Recommendations		1-8
		1.13.1	Geology	1-8
		1.13.2	Metallurgy and Mineral Processing	1-8
		1.13.3	Environmental	1-8
		1.13.4	PEA Study	1-8
2	Introduction			2-1

	2.1	Registrant		2-1
	2.2	Terms of Reference		2-1
	2.3	Qualified Persons		2-1
	2.4	Site Visits and Scope of Personal Inspection		2-2
		2.4.1	Geology	2-2
		2.4.2	Metallurgy & Process Engineering	2-2
	2.5	Report Date		2-2
	2.6	Previous Technical Report Summary		2-2
3	Property Description			3-1

	3.1	Location		3-1

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	3.2	Mineral Tenure and Title		3-4
		3.2.1	Private Ground	3-4
		3.2.2	Lode and Placer Claims	3-5
	3.3	Ownership		3-6
	3.4	Surface Rights		3-7
	3.5	Royalties and Encumbrances		3-7
	3.6	Permits		3-8
	3.7	Environmental		3-8
	3.8	Significant Risk Factors		3-9
4	Accessibility, Climate, Local Resources, Infrastructure, and Physiography			4-1

	4.1	Accessibility		4-1
	4.2	Climate		4-1
	4.3	Local Resources and Infrastructure		4-1
	4.4	Physiography		4-2
5	History			5-1

	5.1	Drilling		5-1
	5.2	Geophysics		5-3
6	Geological Setting, Mineralization, and Deposit			6-1

	6.1	Regional Geology		6-1
	6.2	Project Geology		6-5
		6.2.1	McLeod Hill Quartz Monzodiorite (Granodiorite (Jgd))	6-5
		6.2.2	Bear Quartz Monzonite (Jqm)	6-5
		6.2.3	Border Phase Quartz Monzonite (Jbqm)	6-5
		6.2.4	Luhr Hill Granite (Porphyritic Quartz Monzonite (Jpqm)	6-5
		6.2.5	Quartz Monzonite Porphyry Dikes (Jqmp)	6-6
		6.2.6	Andesite (Ja)	6-6
		6.2.7	Aplite/Rhyolite (Jr)	6-6
		6.2.8	Hornblende Andesite (Thai)	6-6
		6.2.9	Mickey Pass Tuff, Weed Heights Member (Twh)	6-6
		6.2.10	Mickey Pass Tuff, Unnamed Member (Tru)	6-7
		6.2.11	Mickey Pass Tuff, Guild Mine Member (Tgm)	6-7
		6.2.12	“Early Ignimbrite” (Tei)	6-7
		6.2.13	“Early Basalt” (Teb)	6-7
	6.3	Alteration		6-7
		6.3.1	Propylitic	6-7
		6.3.2	Phyllic (Quartz-Sericite-Pyrite/QSP)	6-7
		6.3.3	Potassic Alteration	6-8
		6.3.4	Sodic-Calcic Alteration	6-8
		6.3.5	Silicification	6-8
		6.3.6	Calc-Silicate Alteration	6-8

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	6.4	Structure		6-9
		6.4.1	Bear Fault	6-9
		6.4.2	Range Front Faults	6-10
	6.5	Mineralization		6-10
	6.6	Sulfide Zoning		6-11
	6.7	Gypsum		6-12
	6.8	Deposit Types		6-12
7	Exploration			7-1

	7.1	Topography, Coordinate System and Satellite Imagery		7-1
	7.2	Geophysics		7-1
		7.2.1	Aeromagnetic Survey (2007-2008)	7-1
		7.2.2	Induced Polarization/Resistivity Survey (2015)	7-1
		7.2.3	Inversion Modeling of Gravity and Magnetic Data (2015)	7-3
		7.2.4	Magnetotelluric Survey (2015)	7-4
		7.2.5	Downhole Geophysical Surveys (2015/2016)	7-4
		7.2.6	Induced Polarization/Resistivity Survey (2023)	7-4
	7.3	Drilling		7-7
		7.3.1	Historical Drilling	7-7
		7.3.2	Anaconda Mining Company	7-9
		7.3.3	Newmont Mining Corporation	7-9
		7.3.4	Phelps Dodge Corporation	7-9
		7.3.5	SPS/Lion Drilling	7-9
8	Sample Preparation, Analyses, and Security			8-1

	8.1	Sampling Methods		8-1
		8.1.1	Diamond Core Drilling Sampling Method	8-1
		8.1.2	Reverse Circulation Drilling Sampling Method	8-3
	8.2	Sample Preparation and Analysis		8-4
	8.3	Quality Assurance and Quality Control		8-4
	8.4	Sample Security		8-6
	8.5	Bulk Density Sampling		8-6
	8.6	Adequacy Statement		8-6
9	Data Verification			9-1

	9.1	Lion Data Verification		9-1
		9.1.1	Geologic Log and Cross-Section Verification	9-1
		9.1.2	Drill Hole Twinning	9-1
		9.1.3	Other Lion Verification	9-3
	9.2	AGP Verification		9-3
		9.2.1	AGP Site Visit	9-3
		9.2.2	Core Inspection	9-4
		9.2.3	Field Inspections	9-6
		9.2.4	Check Assays	9-7

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	9.3	Adequacy Statement		9-9

10	Mineral Processing and Metallurgical Testing			10-1

	10.1	Summary		10-1
	10.2	Bear Deposit		10-1
	10.3	Adequacy Statement		10-2
11	Mineral Resource Estimates			11-1

	11.1	Database		11-1
	11.2	Geological Models		11-1
		11.2.1	Contact Analysis	11-4
	11.3	Exploratory Data Analysis		11-5
		11.3.1	Assays	11-5
		11.3.2	Composites	11-5
		11.3.3	Outlier Analysis	11-7
	11.4	Variography		11-8
	11.5	Density Assignment		11-9
	11.6	Model Framework		11-9
	11.7	Resource Estimation		11-11
	11.8	Block Model Validation		11-11
	11.9	Classification of Mineral Resources		11-15
		11.9.1	Resource Classification Uncertainty	11-16
	11.10	Cut-off Grade		11-16
	11.11	Mineral Resource Statement		11-17
	11.12	Reasonable Prospects of Economic Extraction		11-18
	11.13	QP Statement		11-18
		11.13.1	Mineral Resource Estimate	11-19
12	Mineral Reserve Estimates			12-1

13	Mining Methods			13-1

14	Recovery Methods			14-1

15	Infrastructure			15-1

16	Market Studies			16-1

17	Environmental Studies, Permitting, and Plans			17-1

18	Capital and Operating Costs			18-1

19	Economic Analysis			19-1

20	Adjacent Properties			20-1

	20.1	Mason Project		20-1
	20.2	Pumpkin Hollow Project		20-1
21	Other Relevant Data and Information			21-1

	21.1	Yerington Copper Project		21-1

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22	Interpretation and Conclusions			22-1

	22.1	Introduction		22-1
	22.2	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements		22-1
		22.2.1	Mineral Tenure and Title	22-1
		22.2.2	Royalty	22-1
		22.2.3	Water Rights	22-2
		22.2.4	Baseline Studies	22-2
		22.2.5	Permits	22-2
	22.3	Geology and Mineralization		22-2
	22.4	Exploration, Drilling and Sampling		22-3
	22.5	Data Verification		22-3
	22.6	Metallurgy		22-3
	22.7	Mineral Resource Estimate		22-4
	22.8	Risks and Opportunities		22-4
	22.9	Conclusions		22-4
23	Recommendations			23-1

	23.1	Geology		23-1
	23.2	Metallurgy and Mineral Processing		23-1
	23.3	Environmental		23-1
	23.4	PEA Study		23-1
24	References			24-1

	24.1	Bibliography		24-1
	24.2	Units of Measure		24-3
	24.3	Terms of Reference (Abbreviations & Acronyms)		24-5
25	Reliance on Information Provided by the Registrant			25-1

	25.1	Ownership, Mineral Tenure and Surface Rights		25-1
	25.2	Environmental Permitting		25-1

Tables

Table 1-1: Bear Project Mineral Resource Statement	1-7
Table 1-2: Recommended Budget	1-8
Table 2-1: Bear Project Technical Report Summary Qualified Firms and Areas of Responsibility	2-1
Table 3-1: Optioned Private Ground (Lyon County)	3-4
Table 3-2: Private Ground	3-5
Table 3-3: Lode and Placer Claims Overlying the Bear Deposit	3-6
Table 6-1: Yerington District Geology Stratigraphic Column	6-4
Table 7-1: Downhole Geophysical Surveys	7-4
Table 7-2: Historic Drilling	7-7

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Table 7-3: SPS/Lion Drill Campaigns, 2015-2024	7-9
Table 7-4: SPS Significant Intersections	7-10
Table 8-1: Geochemical Reference Standards	8-5
Table 8-2: QAQC Program Results	8-5
Table 10-1: Yerington Phase 2 Optimization Testwork Bulk Composite Mineralogy	10-2
Table 10-2: Yerington Phase 2 Optimization Testwork Bulk Composite Copper Mineral Speciation	10-2
Table 11-1: Bear Project Geographic Zones	11-1
Table 11-2: Bear Project Fault and Indicator Zones	11-2
Table 11-3: Contact Analysis	11-4
Table 11-4: 3.05m Composite Statistics	11-6
Table 11-5: 15m Composite Statistics	11-7
Table 11-6: Copper Cap Grades, 3.05m Composites	11-8
Table 11-7: Correlogram Models	11-8
Table 11-8: Block Model Limits	11-9
Table 11-9: Block Model Item Description	11-10
Table 11-10: Zone Codes Used for Interpolation	11-10
Table 11-11: Sample Selection	11-11
Table 11-12: Search Ellipses by Zone	11-11
Table 11-13: Resource Classification Codes	11-16
Table 11-14: Design Criteria	11-17
Table 11-15: Bear Project Mineral Resource Statement	11-17
Table 11-16:Conceptual Parameters Used for Constraining Pit Shell Generation	11-18
Table 20-1: Mason Project Mineral Resource (Hudbay, 2023)	20-1
Table 20-2: Pumpkin Hollow Project Underground Mineral Resource (Nevada Copper, 2019)	20-2
Table 20-3: Pumpkin Hollow Project Open Pit Mineral Resource (Nevada Copper, 2019)	20-2
Table 23-1: Recommended Budget	23-1
Table 24-1: Units of Measure	24-3
Table 24-2: Terms and Abbreviations	24-5
Table 24-3: Conversions for Common Units	24-6

Figures

Figure 1-1: General Location of the Bear Project	1-1
Figure 3-1: General Location of the Bear Project	3-1
Figure 3-2: Bear Project Lode Claims	3-3
Figure 3-3: Bear Project Placer Claims	3-4
Figure 4-1: Bear Project Location and Other Property held by Lion	4-2
Figure 5-1: Historic Drill Hole Location Map	5-2
Figure 6-1: Structural Geology Map of Western United States	6-1
Figure 6-2: Regional Geology Map with Yerington Copper Project Property Outline	6-3
Figure 6-3: Cross-Section of Alteration at the Bear Project – 310,800 E (Looking West)	6-9
Figure 6-4: Schematic of Faulting at the Bear Project	6-10
Figure 6-5: Cross-section of Geology and Sulfide Zoning – 310,800 E (Looking West)	6-11
Figure 7-1: Plan map showing the location of the IPR Line (2015)	7-2
Figure 7-2: Inverted Magnetic Susceptibility as a Function of %Cu Grade	7-3

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Figure 7-3: Location of IPR Survey Lines (2023)	7-5
Figure 7-4: IP Response Cross-section 309625E	7-6
Figure 7-5: Drill Hole Location Map	7-8
Figure 8-1: Core Logging Facility	8-2
Figure 8-2: Splitter in Sample Room Connected by Conveyor with Core Logging Facility	8-2
Figure 8-3: Yerington Core Storage Warehouse	8-3
Figure 8-4: Comparison of BV vs Skyline Assays (2015/2016)	8-6
Figure 9-1: Comparison of Twin Holes B-023 and B-048 Composite Grades (TCu%)	9-2
Figure 9-2: Statistical Comparison of Twin Hole Composite Grades (TCu%) for B-023 and B-048	9-2
Figure 9-3: Down Hole Plot of Twin Hole Assay Grades (TCu%)	9-3
Figure 9-4: Yerington Copper Project Site Office, Core Logging, Sampling and Storage Facilities	9-4
Figure 9-5: B-056A Box Labels	9-4
Figure 9-6: B-056A Box Footage Tags	9-5
Figure 9-7: B-048 Mineralized Section	9-6
Figure 9-8: B-056A Collar	9-7
Figure 9-9: Splitting Check Assays	9-8
Figure 9-10: B-051 Quarter Core Check Assay	9-8
Figure 9-11: Check Assay Results	9-9
Figure 11-1: Isometric View of Geographic Zones Looking Northwest	11-2
Figure 11-2: Fault and Indicator Zone Wireframes (East-West Section View looking North)	11-3
Figure 11-3: Drill Holes & Block Model Coded by Geological Wireframes (Section 312505E; view looking West)	11-4
Figure 11-4: Drill Holes & Block Model Coded by Geological Wireframes (Plan View)	11-4
Figure 11-5: +0.4% Cu Indicator Shell [11] - +0.15% Cu Indicator Shell [12]	11-4
Figure 11-6: +0.15% Cu Indicator [12] - Southwestern to Western part of Deposit [41]	11-6
Figure 11-7: Assay Box Plot	11-5
Figure 11-8: Block Model Visual Verification, Capped Cu%; Section 310855E; view looking West	11-12
Figure 11-9: Capped Cu OK versus 3.05 m Capped Composite Grade Boxplot	11-13
Figure 11-10: Swath Plot—OK versus ID3 versus 3.05 m Capped Cu Grade	11-14
Figure 11-11: Resource Classification; Plan View	11-15

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1	Executive Summary

1.1	Introduction

Lion Copper Corp. (Lion or the Company) and its wholly owned United States (U.S.) subsidiary, Singatse Peak Services, LLC (SPS), are continuing to advance exploration of the Bear Project (Project) in Lyon County, Nevada.

The Bear Project holds the opportunity to be developed towards a detailed engineering study that could be incorporated with Lion’s other assets in Lyon County, Nevada. (Figure 1-1).

Figure 1-1: General Location of the Bear Project

Map Area
NEVADA
Reno
Truckee
80
Reno / Tahoe International Airport
STOREY
Ramsey
WASHOE
VIRGINIA RANGE
Mount Davidson
Washoe Summit
Virginia City
Devil's Gate
Lakeview Summit
NEVADA
LYON
Carson City
CARSON CITY
PINE NUT MOUNTAINS
Wabuska
Walker
Area of Bear Deposit
DOUGLAS
Yerington
Gardnerville
SIERRA NEVADA
N
0 2 4 6 8 10
Scale in Miles
WASSUK RANGE
West Walker
Tippecanoe
ALPINE

Source: Lion 2025

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1.2	Terms of Reference

This Technical Report Summary (TRS) was prepared on behalf of Lion by AGP Mining Consultants Inc. (AGP). The purpose of the Report is to disclose the mineral resources for the Bear Project in Lyon County, Nevada. This TRS was prepared in compliance with S-K 1300.

Unless otherwise indicated, the metric system of measurement is used in this TRS.

A portion of the information was provided by Lion as the registrant as set forth in Chapter 25. The third party-firms AGP and Samuel Engineering, Inc. (Samuel) have relied on sources of information specified in Chapter 24 with clarification provided by Lion personnel as appropriate.

1.3	Property Description

The Bear Project is located approximately 70 miles by road from Reno, Nevada, slightly north of Yerington, and approximately 8 miles from the nearest cross-country rail line at Wabuska, Nevada. Topographic coverage is provided by the U.S. Geological Survey “Mason Butte” and the “Yerington” 7.5’ topographic quadrangles. The Bear Project is located near the geographic center of Lyon County, Nevada, US, approximately 2 miles from the eastern flank of the Singatse Range.

The Bear Project underlies a combination of public lands (administered by the Bureau of Land Management (BLM)), private parcels owned by SPS, and optioned to purchase private land parcels. SPS does not presently own or control all surface and/or other property interests that may ultimately be required for future development of the Bear Deposit.

The Bear Project forms part of the “Mining Assets” subject to the Option to Earn-in Agreement between the Company, its wholly owned subsidiary SPS and Rio Tinto America Inc. from March 2022 (the “Option Agreement”). Rio Tinto America Inc. later assigned all its rights and obligations under such Option Agreement to its indirect wholly owned subsidiary, Nuton, in November 2025.

In December 2025, the Company, SPS and Nuton entered into a definitive Earn-In Agreement relating to the “Mining Assets”, which include the Yerington Mine, the MacArthur Project Property, the Wassuk properties, the Bear Option, the Mason Valley Claims and certain associated rights, including water rights (the “Earn-in Agreement”).

Under the Earn-In Agreement, and subject to Nuton satisfying the applicable funding requirements, Nuton has the sole and exclusive right to acquire not less than 65% of the ownership interests in a newly formed limited liability company (the “LLC”). Following the Investment Decision contemplated by the Earn-In Agreement, if both the Company and Nuton elect to proceed, the Earn-In Agreement provides for the LLC to be formed and for the Mining Assets to be transferred to it, other than any assets Nuton elects not to have transferred. Nuton does not currently hold an ownership interest in the Mining Assets. There can be no assurance that Nuton will elect to proceed or that the formation and asset transfers contemplated by the Earn-In Agreement will be completed. Nuton’s ongoing evaluation activities currently remain focused on the Yerington Copper Project and assessing the potential application of the sulfide leaching technology (Nuton® Technology) in the deposit, with the Company and SPS remaining responsible for mining operations relating to the Mining Assets during the term of the Earn-In Agreement. In December 2025, the Company and Nuton executed a definitive Earn-In agreement, and in January 2026 the Company received a further funding installment from Nuton to advance the Definitive Feasibility Study (“DFS”) and associated permitting activities for the Yerington Copper Project.

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Additional information regarding the Nuton earn-in arrangement is set out in the Company’s prior news releases and continuous disclosure filings.

1.4	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

1.4.1	Mineral Tenure and Title

The Bear Project lies within the Yerington District where Lion/SPS controls over 45.0 square miles of property.

The Bear deposit lies beneath the Yerington Mine Site (comprised of Lion/SPS owned private land and unpatented lode claims) and private property to the north and east of the Yerington Mine Site. The portion of the Bear deposit under the sulfide tailings is controlled by private ground and unpatented mining claims.

The Bear deposit lies partially beneath six optioned land parcels, held by three landowners, totalling 2,205.33 acres, which are controlled by Lion via option leases between SPS and private landowners.

In addition to the lands described above, SPS maintains a significant land package in the Yerington District to cover the assets of the Yerington Copper Project. This land package includes 82 patented claims and 1,155 unpatented claims which includes the historic Yerington Pit and MacArthur Pit. The unpatented claims are also located on BLM administered lands.

SPS does not presently own or control all surface and/or other property interests that may ultimately be required for future development of the Bear Project.

1.4.2	Royalty

The purchase of the Arimetco assets was accomplished through a US$ 500,000 cash payment, 250,000 shares of Quaterra (predecessor to Lion) common stock, and a 2% net smelter return (NSR) royalty capped at US$ 7.5 million on production from any claims owned by its subsidiary Quaterra (including Quaterra’s MacArthur Property and private optioned lands) in the Yerington District. This royalty does not apply to any production after 2036.

County property parcel 014-401-07 has a 2% NSR, which can be bought down to 1% for US$ 500,000, while county property parcels 014-401-08 and 014-401-09 have a 2% NSR, which can be bought down to 1% for US$ 750,000.

Additionally, a 2% NSR, which can be bought down to 1% for US$ 1,000,000 which applies to any production beneath the unpatented claims as part of an agreement between North Exploration LLC and SPS.

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1.4.3	Water Rights

SPS owns 6,014.52 acre-ft of primary groundwater rights that are permitted for Mining and Milling uses. In addition, two of the private land option agreements provide SPS the option to acquire certain water rights that are currently permitted for Irrigation use. The types of water rights optioned with the private land are Walker River Decree rights paired with Supplemental Groundwater rights, and NewLand storage rights. The Walker River Decree rights have potential to be permitted for mining use.

In addition to the optioned property, SPS owns private lands (along with additional patented mining claims) that were acquired on April 27, 2011, when SPS closed a transaction under which assets of Arimetco, Inc. (Arimetco), a Nevada corporation, were acquired.

Private properties and patented claims not overlying the known Bear deposit were also acquired when the Arimetco assets were acquired. Additionally, SPS also privately owns 23 properties that overlie the Bear deposit.

1.4.4	Baseline Studies

A portion of the Bear deposit sits beneath an area under active NDEP-supervised remediation with third-party liability. Environmental baseline studies and permitting requirements will be necessary as the Bear Project advances. These baseline studies should be similar to those used in the Yerington Copper Project.

1.4.5	Permits

Most drilling completed by SPS has been on private land and has not required any State or Federal permits. One drill hole, GHH-001, was on federal BLM land. A Notice of Intent (NOI) was issued to complete this drill hole, which limits disturbance to five acres. The NOI included a map and description of work, supported by a reclamation bond. The drill hole was abandoned, and the drill pad was reclaimed, which closed the NOI and released the reclamation bond.

1.5	History

During mining operations at the Yerington Mine, Anaconda explored the Yerington District in search of additional copper resources. One such resource discovered is the Bear deposit, which was discovered in the early 1960’s during sterilization drilling for locating a sulfide tailings facility. Phelps Dodge Corporation (Phelps Dodge) leased and drilled land on the eastern side of the deposit from the 1960’s through the 1970’s. Newmont Corporation (Newmont) also leased and drilled a small area on the southeastern portion of the deposit. The property ownership was not consolidated for exploration until 2014, when SPS optioned additional real estate that includes most of the known location of the Bear deposit.

In 1954 and 1956, Anaconda conducted aeromagnetic surveys and in 1960 conducted an Induced Polarization (IP) survey that included the area of the Bear deposit. In 1965, Newmont conducted an IP survey east of McLeod Hill. Scarce information indicates that the survey was affected by a grounded metal fence, and no anomalies were found. In 1976, Phelps Dodge performed a very broad aeromagnetic survey. The Bear deposit (already discovered by drilling) appeared as a magnetic low.

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1.6	Geological Setting and Mineralization

The Bear Project represents one of four known porphyry copper deposits in the Yerington District. The Yerington Mine, the MacArthur deposit and the Mason Project represent the other three known deposits. All three deposits are hosted in the Middle Jurassic intrusive rocks of the Yerington Batholith.

Copper mineralization in the Yerington District occurs in all three phases of the Yerington Batholith. Intrusive phases, from oldest to youngest, are known as the McLeod Hill quartz monzodiorite (field name granodiorite), the Bear quartz monzonite, and the Luhr Hill granite, the source of quartz monzonitic (i.e. granite) porphyry dikes related to copper mineralization. Copper mineralization is strongest in the quartz monzonite and quartz monzonite porphyries.

Following uplift and erosion, a thick Tertiary volcanic section was deposited, circa 18-17 Ma. This entire rock package was then extended along northerly striking, down-to-the-east normal listric faults that created an estimated 2.5 miles of west-to-east dilation-displacement (Proffett and Dilles, 1984). The extension rotated the section such that the near-vertically emplaced batholiths (and copper deposits) were tilted 60° to 90° westerly. Pre-tilt, flat-lying Tertiary volcanics now crop out as steeply west-dipping units in the Singatse Range west of and covering the Bear Project area. The easterly extension thus created a present-day surface such that a plan map view represents a cross-section of the geology.

Chalcopyrite (CuFeS2) and lesser bornite (Cu5FeS4) are the dominant sulfide minerals occurring in the Bear deposit. The copper mineralization frequently occurs with Early Dark Micaceous (EDM) veinlets, in distinct sulfide veinlets, quartz-sulfide veinlets, or as massive knots and gobs.

1.7	Exploration and Drilling

1.7.1	Exploration

The Bear Project has a long history of exploration with drilling and geophysical programs undertaken by Anaconda and Phelps Dodge dating back to the early 1960’s. Lion has primarily focused on extending and exploring for higher grades by stepping out from previously discovered mineralization. Multiple geophysical studies have been undertaken as the Bear deposit is concealed under alluvial and volcanic cover.

Lion has undertaken multiple geophysical surveys to aid in identifying drill targets associated with the Bear deposit. This includes: two IP surveys (three total lines), a magnetotelluric survey, modelling of gravity magnetic data, and open-hole downhole geophysical surveys. A 2015 IP survey did not identify any significant targets as much of the survey was disrupted by an underground gas line. Two IP survey lines conducted in 2023 identified large IP targets, one of which was drill tested in 2024.

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Interpretation of the 2015 magnetotelluric survey, gravity, and magnetic data did not identify any targets because of the large mass of magnetite-rich granodiorite that overlies much of the deposit. In 2015 and 2016, open downhole geophysical surveys were conducted in Lion drill holes, and these surveys did not identify any significant targets. However, they did indicate that many of the sulfide and quartz veins have northwest-trending orientations.

1.7.2	Drilling

In the 1960s, Anaconda completed 35 holes in the Bear Project that totalled 94,835.4 ft. In the 1960’s and 1970s, Phelps Dodge focused its exploration work east of Highway 95A, completing 12 drill holes for 34,007.5 ft. Newmont also completed multiple drill holes, but the data is incomplete, and the available data indicates that all drill holes were too shallow to test the deposit.

Lion conducted drilling programs in 2015 through 2016 for a total of 20,274.5 ft that focused on high-grade mineralization potentially located at the northeast part of the deposit. Additional drilling programs in 2023 and 2024, for 14,009 ft, extended the deposit to the northwest.

1.8	Data Verification

Data verification performed by AGP included site visits, database checks and peer reviews.

The data verification programs by AGP concluded that the geological data collection, sampling, and QAQC procedures used by Lion are consistent with accepted industry practices, and that the database is of suitable quality to support mineral resource estimation.

1.9	Mineral Processing and Metallurgical Testing

Metallurgical testwork has not been performed on material from the Bear deposit. However, the rocks and mineralization from the Bear deposit are contained within the same intrusive batholith as the Yerington and MacArthur deposits. John Marsden presented a white paper at World Mining Congress in 2023 discussing the future of copper hydrometallurgy and specifically chalcopyrite leaching (Marsden, 2023). The white paper presented an 85% copper recovery for a mill, flotation, and smelter process and 64% recovery for commercially proven chalcopyrite heap leaching technologies. Recent metallurgical results from the nearby Yerington and Ann Mason deposits indicate that 75% recovery is a reasonable assumption for the mineral resource estimate.

1.10	Mineral Resource Estimate

1.10.1	Estimation Methodology

The Bear Project block model grades were estimated and reported using OK interpolation methods and capped composite copper grades. For validation, NN, ID2, and ID3 interpolation methods were made using capped composite grades. Copper grades (CUOK) were also interpolated using uncapped composite grades. The NN interpolation used the 15 m composites, and the ID2, ID3 and OK interpolations used the 3.05 m composites.

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Variograms were derived for each of the mineralization zones and the ranges used to define the search ellipses. Only one pass was used for grade interpolation.

1.10.2	Mineral Resource Statement

Table 1-1 presents the mineral resources for the Bear Project which are current as of October 31, 2026. The mineral resource for the Bear Project reported within a constraining resource pit shell using a cut-off grade of 0.10% Cu is: Indicated Resources of 1,064 Mt at 0.29 Cu%; and Inferred Resources of 1,770 Mt at 0.22 Cu%.

Table 1-1: Bear Project Mineral Resource Statement

Material	CoG (Cu%)	tonnes (Mt)	Cu%	Contained Cu (000 Cu lbs.)
Indicated Sulfide	0.10	1,064	0.29	6,710,000
Inferred Sulfide	0.10	1,770	0.22	8,770,000

Note:

1. The mineral resources are reported in situ and are current as of October 31, 2026.

2. AGP is responsible for this mineral resource estimate.

3.The mineral resources are reported within a conceptual pit shell that used the following input parameters: a break-even economic cut-off grade of 0.10 %Cu for sulfide material based on assumptions of a net copper price of US$4.22/lb (after smelting, refining, transportation and royalty charges) and 75% recovery in sulfide material, base mining costs of $2.22/t and processing plus G&A costs of $4.94/t.

5. The mineral resource estimates were classified in accordance with the definitions in S-K 1300.

6. AGP is not aware of any known environmental, permitting, legal, taxation,

socio-political, financial, or other relevant issues that could materially affect the mineral resource.

7. The Company controls most of the property required for the future development of the Bear

Deposit and remains engaged in ongoing property acquisitions.

8. Calculations used metric units (meters, tonnes). Metal contents in the above table are presented in percent, pounds, and tonnes. Metric tonnages and pounds were rounded, and any discrepancies in total amounts are due to rounding errors.

1.11	Risks and Opportunities

The risks and opportunities related to the mineral resource estimate, metallurgy, mining, and permitting as presented in this report include:

●	Further drilling may identify increases or decreases in mineral resource tonnage and mineralized material grade.

●	Metallurgical testing may demonstrate different recoveries than predicted.

●	Changes in future mining costs and copper prices could have a positive or negative impact on the Mineral Resource estimate tonnage and grade.

●	Changes to the permitting requirements could impact the timing or required work for the permit application and regulatory approvals.

●	If agreements can be reached to purchase/option uncontrolled parcels, there could be an increase in the amount of material potentially mined and processed.

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1.12	Conclusions

Based on the work completed to date, the Bear Project illustrates a mineral resource that warrants further technical evaluation and study. Additional drilling and metallurgical testwork will be needed to upgrade the resources, increasing their confidence.

1.13	Recommendations

The QPs recommend that Lion advance the Bear Project and consider it as a possible component of expanding the Yerington Copper Project. In this regard, the QPs have presented recommendations and accompanying budgetary allocations to ensure the availability of adequate information for the Project’s ongoing progression (Table 1-2).

Table 1-2: Recommended Budget

Area of Study	Approximate Cost ($USD)
Geology	$15,101,000
Metallurgy & Mineral Processing	$1,500,000
Environmental	$250,000
PEA Study	$2,500,000
TOTAL	$19,351,000

1.13.1	Geology

The following studies are recommended:

●	one twin hole (B-048 twins B-023B) supports the Anaconda historic drilling, and no Phelps Dodge drill holes have been twinned

○	a Phelps Dodge twin hole is recommended to support data validation; the cost estimate is $1.1 million

●	no bulk density measurements have been collected for the Bear Project

○	cost estimate is approximately $1,000

●	additional infill drilling to support upgrade of resource classification

○	cost estimate is $10 million

●	additional perimeter drilling to define limits of mineralization

○	cost estimate is $4.0 million

1.13.2	Metallurgy and Mineral Processing

Conduct scoping metallurgical testwork to assess ore characteristics and optimal processing methods across all identified geological domains. Cost estimate is $1.5 million.

1.13.3	Environmental

Advancement of the permitting process for the Bear Project is recommended. Mining methods must be established to determine further work, including water monitoring boreholes, water balance studies, and determining closure cost estimates. The cost estimate is $250,000.

1.13.4	PEA Study

To carry out the standard design activities for a PEA, a consortium of qualified firms, each specialized in their respective fields, will be engaged. The typical expenses for the PEA study encompass their fees, site visits, and collaborative design efforts. The management of these teams is encompassed within the customary costs of a PEA. The cost estimate is $2.5 million.

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2	Introduction

2.1	Registrant

Lion Copper Corp. (Lion), a Canadian based mine development company, and its wholly owned U.S. subsidiaries, Singatse Peak Services, LLC (SPS) and Quaterra Alaska Inc. (Quaterra), are continuing to advance exploration of the Bear Project (the Project) in Lyon County, Nevada.

Lion commissioned AGP Mining Consultants Inc. (AGP) to prepare a Technical Report Summary (TRS) in accordance with the Securities and Exchange Commission (SEC) S-K 1300 regulations for its Bear Project, located approximately 70 miles southeast of Reno, Nevada, slightly north of Yerington, and 8 miles from the nearest cross-country rail line at Wabuska, Nevada.

2.2	Terms of Reference

AGP prepared this Bear Project Technical Report Summary on behalf of Lion. The purpose of the Report is to present the mineral resource estimate for the Bear Project in Lyon County, Nevada.

Unless otherwise indicated, the metric system of measurement is used in this TRS.

This TRS is based in part on the technical information presented in the report entitled Bear Project Mineral Resource Estimate National Instrument 43-101 Technical Report (2026), with modifications and additional assessments as necessary to address the requirements of S-K 1300.

A portion of the information was provided by Lion as the registrant as set forth in Chapter 25. The third party-firms AGP and Samuel Engineering, Inc. (Samuel) have relied on sources of information specified in Chapter 24 with clarification provided by Lion personnel as appropriate.

The report incorporates an Initial Assessment supporting the reasonable prospects for economic extraction of the reported mineral resources. No mineral reserves have been estimated and no prefeasibility or feasibility study has been completed. Chapter 19, Economic Analysis, has not been completed, as a cash-flow analysis is not required for a Mineral Resource Initial Assessment.

2.3	Qualified Persons

This report was compiled by AGP, with contributions from Samuel (Table 2-1). Both firms are using the allowance for third-party firms to act as Qualified Persons.

Table 2-1: Bear Project Technical Report Summary Qualified Firms and Areas of Responsibility

Discipline Areas	Company	Responsible for Chapters
Geology/Mineral Resource	AGP Mining Consultants Inc.	Chapters 1.1 to 1.8, 1.10 to 1.13, 2 to 9, 11-21, 22.1 to 22.5, 22.7 to 22.9, 23.1, 23.3 to 23.4, 24, 25
Metallurgy/Process Engineering	Samuel Engineering, Inc.	Chapters 1.9, 10, 22.6 and 23.2

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2.4	Site Visits and Scope of Personal Inspection

Site visits were completed by each discipline area from the third-party firms AGP and Samuel.

2.4.1	Geology

AGP conducted a site visit to the Project for one day on May 9th, 2025.

While on site, AGP reviewed drill core from four drill holes (B-048, B-051, B-053A, B-056A) and compared it with recorded drill logs, visited core sampling and storage facilities, and inspected drilling sites. Check assay samples, representative of copper mineralization, were collected from each drill hole.

Meetings were held on site with Lion personnel.

2.4.2	Metallurgy & Process Engineering

Samuel visited the property for two days on January 9th and 10th, 2024. The trip was intended for the Yerington Copper Project PFS kick-off. During this trip, the Yerington and MacArthur project sites were visited, as well as the location of the Bear deposit.

Meetings were held on-site to review the Yerington and MacArthur project areas. The visit included a site tour and review of drill core from both pit areas, visits to both pit areas, waste dump locations, proposed infrastructure locations, including the crusher and conveyor route, pit access roads, and proposed plant and heap leach locations. The location of the Bear deposit was reviewed during this trip.

2.5	Report Date

The Bear Project TRS is current as of October 31, 2026.

2.6	Previous Technical Report Summary

No prior TRS has been prepared for Lion on the Project.

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3	Property Description

3.1	Location

The Bear Project is located slightly north of Yerington and approximately 70 miles by road from Reno, Nevada, and 8 miles from the nearest cross-country rail line at Wabuska, Nevada. Topographic coverage is provided by the U.S. Geological Survey “Mason Butte” and the “Yerington” 7.5’ topographic quadrangles. The Bear Project is located near the geographic center of Lyon County, Nevada, US, approximately 2 miles from the eastern flank of the Singatse Range (Figure 3-1).

The Project centroid is 39° 1’ 15” North latitude and 119° 11’ 9” West Longitude.

Figure 3-1: General Location of the Bear Project

Map Area
NEVADA
Reno
80
Reno / Tahoe International Airport
Ramsey
STOREY
WASHOE
VIRGINIA RANGE
Mount Davidson
Washoe Summit
Virginia City
Devil's Gate
Lakeview Summit
NEVADA
LYON
Carson City
CARSON CITY
PINE NUT MOUNTAINS
Wabuska
Walker
Area of Bear Deposit
DOUGLAS
Yerington
WASSUK RANGE
Gardnerville
SIERRA NEVADA
0 2 4 6 8 10
Scale in Miles
West Walker
Tippecanoe
ALPINE

Source: Lion 2025

The Bear Project straddles United States Highway 95A, maintained by the State of Nevada. The southwestern portion of the deposit is covered by sulfide tailings facility that was part of Anaconda’s mining operations at the Yerington Pit from 1952 to 1978. The northwestern portion of the deposit is covered by agricultural fields, and the eastern part of the deposit is covered by low-lying hills and agricultural fields. Figure 3-2 illustrates the Lode Claims for the Bear Project and Figure 3-3 are the Placer Claims.

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Figure 3-2: Bear Project Lode Claims

Property Boundaries
Lion Controlled Property
Lion Optioned Property
BLM Lode Claims
Uncontrolled Property
N
500
0
500m
001-531-05
001-531-04
001-531-06
001-531-02
014-401-19
014-401-07
014-401-06
014-401-08
014-401-09
014-401-15
001-551-01
001-561-10
BR 1
BR 2
BR 3
BR 5
BR 7
BR 9
BR 11
BR 4
BR 6
BR 8
BR 10
BR 12
BR 13
BR 15
BR 16
BR 17
BR 19
BR 40
ADP 1
ADP 2
ADP 3
BR 14
BR 21
BR 23
BR 18
BR 20
BR 27
BR 29
BR 31
BR 33
BR 35
BR 37
BR 39
BR 22
BR 24
BR 25
BR 26
BR 28
BR 30
BR 32
BR 34
BR 36
BR 38
BR 60
ADP 8
BR 41
BR 43
BR 47
BR 49
BR 51
BR 53
BR 55
BR 57
BR 59
BR 61
ADP 9
BR 42
BR 44
BR 45
BR 46
BR 48
BR 50
BR 52
BR 54
BR 56
BR 58
BR-61
SC 175
SC 176
SC 139
SCY-1
ADP 4
ADP 6
ADP 16
SC 140
SCY-2
SC 109
SC 111
SC 113
SCY 3
ADP 7
ADP 12
ADP 11
ADP 10
ADP 13
ADP 14
ADP 15
SC 502
SC 503
ADP 16
4,323,000mN
4,322,000mN
4,321,000mN
4,320,000mN
4,319,000mN
308,000mE
309,000mE
310,000mE
311,000mE
312,000mE
313,000mE
314,000mE
315,000mE

Source: Lion 2026

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Figure 3-3: Bear Project Placer Claims

Property Boundaries
Lion Controlled Property
Lion Optioned Property
BLM Placer Claims
Uncontrolled Property
N
500
0
500m
001-531-05
001-531-04
001-531-06
001-531-02
001-551-01
001-561-10
014-401-19
014-401-07
014-401-08
014-401-09
014-401-06
014-401-15
Ploxi 1
Ploxi 2
Ploxi 3
Ploxi 4
Ploxi 5
Ploxi 6
Ploxi 16
Ploxi 15
Ploxi 14
Ploxi 13
Ploxi 11
Ploxi 19
Ploxi 20
Ploxi 21
Ploxi 22
Ploxi 23
Ploxi 24
Ploxi 25
Ploxi 26
Ploxi 27
Ploxi 32
Ploxi 31
Ploxi 30
Ploxi 29
Ploxi 28
Ploxi 33
Ploxi 34
Ploxi 35
Ploxi 40
Ploxi 39
Ploxi 38
Ploxi 37
Ploxi 36
Ploxi 42
Ploxi 41
Ploxi 43
Ploxi 44
Ploxi 45
Ploxi 46
Ploxi 47
Ploxi 48
Ploxi 49
Ploxi 50
Ploxi 51
4,322,000mN
4,321,000mN
4,320,000mN
4,319,000mN

Source: Lion 2026

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3.2	Mineral Tenure and Title

The Bear Project lies beneath the Yerington Mine Site (comprised of Lion/SPS owned private land and unpatented lode claims) and private property to the north and east of the Yerington Mine Site. The portion of the Bear deposit under the sulfide tailings is controlled by private ground and unpatented mining claims. In total, Lion/SPS controls over 45.0 square miles of property in the Yerington District (Figure 4-1).

3.2.1	Private Ground

The Bear Project lies partially beneath six optioned land parcels, held by three landowners, totalling 2,205.33 acres, which are controlled by Lion via option leases between SPS and private landowners. Table 3-1 summarizes the county parcel numbers, term and acreage of these optioned properties.

Table 3-1: Optioned Private Ground (Lyon County)

County Parcel Number	Term	Area (acres)
014-241-24 014-241-43 014-401-20	March 20, 2013 to 2029	369.00 79.36 344.26
01-531-02	November 12, 2013 to 2027	392.87
001-551-01 001-561-06	May 25, 2015 to June 15, 2029	331.64 688.20
Total acreage:		2,205.33

All privately optioned lands are in the following Townships and Ranges, all in the Mount Diablo Base & Meridian:

●	T14N, R25E (Township 14 North, Range 25 East)
●	T13N, R25E

SPS owns 6,014.52 acre-ft of primary groundwater rights that are permitted for Mining and Milling uses. In addition, two of the private land option agreements provide SPS the option to acquire certain water rights that are currently permitted for Irrigation use. The types of water rights optioned with the private land are Walker River Decree rights paired with Supplemental Groundwater rights, and NewLand storage rights. The Walker River Decree rights have potential to be permitted for mining use.

In addition to the optioned property, SPS owns private lands (along with additional patented mining claims) that were acquired on April 27, 2011, when SPS closed a transaction under which assets of Arimetco, Inc. (Arimetco), a Nevada corporation, were acquired.

Private properties and patented claims not overlying the known Bear deposit were also acquired when the Arimetco assets were acquired. Additionally, SPS also privately owns 23 properties that overlie the Bear deposit. Table 3-2 indicates the private parcels that overlie the Bear deposit.

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Table 3-2: Private Ground

Private Ground	Count	County Parcel Number	Area (acres)
Private	1	014-401-06	182.77
Private	1	014-401-19	39.14
Private	1	014-401-07	41.29
Private	1	014-401-08	40
Private	1	014-401-09	40
Private	1	001-643-01	13.796
Private	1	001-641-17	1.824
Private	1	001-641-16	0.534
Private	1	001-641-15	0.536
Private	1	001-641-14	0.537
Private	1	001-641-12	0.537
Private	1	001-641-11	0.643
Private	1	001-641-10	0.633
Private	1	001-641-09	0.502
Private	1	001-641-08	0.506
Private	1	001-641-04	0.506
Private	1	001-642-03	0.529
Private	1	001-642-02	0.529
Private	1	001-641-23	0.523
Private	1	001-641-22	0.524
Private	1	001-641-21	0.525
Private	1	001-641-20	0.546
Private	1	001-641-18	0.527
Total Parcels:	23	Total Acreage:	367.457

3.2.2	Lode and Placer Claims

In addition to the lands described above, SPS maintains a significant land package in the Yerington District to cover the assets of the Yerington Copper Project. This land package includes 82 patented claims and 1,155 unpatented claims. The unpatented claims are located on lands administered by the US Department of Interior, Bureau of Land Management. The lode and placer unpatented claims overlying the known Bear deposit are listed in Table 3-3.

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Table 3-3: Lode and Placer Claims Overlying the Bear Deposit

Program	Type	Claim	Sec-Twp-Range
YERINGTON MINE	LODE	BR 8	S5-T13N-R25E
YERINGTON MINE	LODE	BR 9	S32-T14N-R25E S5-T13N-R25E
YERINGTON MINE	LODE	BR 10	S5-T13N-R25E
YERINGTON MINE	LODE	BR 11	S32, 33-T14N-R25E S4, 5-T13N-R25E
YERINGTON MINE	LODE	BR 12	S4, 5-T13N-R25E
YERINGTON MINE	LODE	BR 13	S5-T13N-R25E
YERINGTON MINE	LODE	BR 15	S5-T13N-R25E
YERINGTON MINE	LODE	BR 16	S4, 5-T13N-R25E
YERINGTON MINE	LODE	BR 17	S4-T13N-R25E
YERINGTON MINE	LODE	BR 18	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 19	S4-T13N-R25E
YERINGTON MINE	LODE	BR 20	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 21	S5, 8-T13N-R25E
YERINGTON MINE	LODE	BR 23	S4,5,8,9-T13N-R25E
YERINGTON MINE	LODE	BR 27	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 28	S9-T13N-R25E
YERINGTON MINE	LODE	BR 29	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 30	S9-T13N-R25E
YERINGTON MINE	LODE	BR 31	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 32	S9-T13N-R25E
YERINGTON MINE	LODE	BR 33	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 34	S9-T13N-R25E
YERINGTON MINE	LODE	BR 35	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 36	S9-T13N-R25E
YERINGTON MINE	LODE	BR 37	S4, 9-T13N-R25E
YERINGTON MINE	LODE	BR 38	S9-T13N-R25E
YERINGTON MINE	LODE	BR 39	S3,4,9,10-T13N-R25E
YERINGTON MINE	LODE	BR 40	S3, 4-T13N-R25E
YERINGTON MINE	LODE	BR 55	S9-T13N-R25E
YERINGTON MINE	LODE	BR 56	S9-T13N-R25E
YERINGTON MINE	LODE	BR 57	S9-T13N-R25E
YERINGTON MINE	LODE	BR 58	S9-T13N-R25E
YERINGTON MINE	LODE	BR 59	S9-T13N-R25E
YERINGTON MINE	LODE	BR 60	S9-T25E-13N
YERINGTON MINE	LODE	BR 61	S9-T25E-13N
YERINGTON MINE	LODE	ADP 1	S4, 5-T13N-R25E
YERINGTON MINE	LODE	ADP 2	S5, 8-T13N-R25E
YERINGTON MINE	LODE	BR-60	S9,16-T13N-R25E
YERINGTON MINE	PLACER	PLOXI 2	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 3	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 4	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 5	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 6	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 11	S4-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 13	S4-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 14	S4-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 15	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 16	S5-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 22	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 23	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 24	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 25	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 26	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 27	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 28	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 29	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 30	S9-T13S-R25E
YERINGTON MINE	PLACER	PLOXI 31	S9-T13S-R25E
Total Claims	58	Total Acreage	1,080.67

The QP has not performed an independent verification of land title and tenure information as summarized in this chapter. The QP did not verify the legality of any underlying agreement(s) that may exist concerning the agreement(s) between third parties but has relied on information provided by Lion. Lion informed the QP that there is no known litigation potentially affecting the Bear Project.

3.3	Ownership

Optioned land is maintained via annual payments to landowners with an option to purchase the properties. All properties include surface and mineral rights. Ownership of the private land is maintained through payment of county assessed taxes, while unpatented lode claims staked in the United States require a federal annual maintenance fee of $200.00 each, due on September 1 of each year. Further, each unpatented claim staked in Nevada requires an Intent to Hold fee of $15.00, plus filing fees, due by November 1 of each year payable to the County Recorder of the appropriate Nevada county. All SPS claims are current.

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3.4	Surface Rights

Lion does not have a right, title or claim to the surface rights of the parcels (excluding private property) except to enter upon, use and occupy such part or parts necessary for the purpose of prospecting and exploration.

3.5	Royalties and Encumbrances

The purchase of the Arimetco assets was accomplished through a US$ 500,000 cash payment, 250,000 shares of Quaterra (predecessor to Lion) common stock, and a 2% net smelter return (NSR) royalty capped at US$ 7.5 million on production from any claims owned by its subsidiary Quaterra (including Quaterra’s MacArthur Property and private optioned lands) in the Yerington District. This royalty does not apply to any production after 2036.

County property parcel 014-401-07 has a 2% NSR, which can be bought down to 1% for US$ 500,000, while county property parcels 014-401-08 and 014-401-09 have a 2% NSR, which can be bought down to 1% for US$ 750,000.

Additionally, a 2% NSR, which can be bought down to 1% for US$ 1,000,000 which applies to any production beneath the unpatented claims as part of an agreement between North Exploration LLC and SPS.

SPS does not presently own or control all surface and/or other property interests that may ultimately be required for future development of the Bear Project.

The Bear Project forms part of the “Mining Assets” subject to the Option to Earn-in Agreement between the Company, its wholly owned subsidiary SPS and Rio Tinto America Inc. from March 2022 (the “Option Agreement”). Rio Tinto America Inc. later assigned all its rights and obligations under such Option Agreement to its indirect wholly owned subsidiary, Nuton, in November 2025.

In December 2025, the Company, SPS and Nuton entered into a definitive Earn-In Agreement relating to the “Mining Assets”, which include the Yerington Mine, the MacArthur Project Property, the Wassuk properties, the Bear Option, the Mason Valley Claims and certain associated rights, including water rights (the “Earn-in Agreement”).

Under the Earn-In Agreement, and subject to Nuton satisfying the applicable funding requirements, Nuton has the sole and exclusive right to acquire not less than 65% of the ownership interests in a newly formed limited liability company (the “LLC”). Following the Investment Decision contemplated by the Earn-In Agreement, if both the Company and Nuton elect to proceed, the Earn-In Agreement provides for the LLC to be formed and for the Mining Assets to be transferred to it, other than any assets Nuton elects not to have transferred. Nuton does not currently hold an ownership interest in the Mining Assets. There can be no assurance that Nuton will elect to proceed or that the formation and asset transfers contemplated by the Earn-In Agreement will be completed. Nuton’s ongoing evaluation activities currently remain focused on the Yerington Copper Project and assessing the potential application of the sulfide leaching technology (Nuton® Technology) in the deposit, with the Company and SPS remaining responsible for mining operations relating to the Mining Assets during the term of the Earn-In Agreement. In December 2025, the Company and Nuton executed a definitive Earn-In agreement, and in January 2026 the Company received a further funding installment from Nuton to advance the Definitive Feasibility Study (“DFS”) and associated permitting activities for the Yerington Copper Project.

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Additional information regarding the Nuton earn-in arrangement is set out in the Company’s prior news releases and continuous disclosure filings.

3.6	Permits

Most drilling completed by SPS has been on private land and has not required any State or Federal permits. One drill hole, GHH-001, was on federal BLM land. A Notice of Intent (NOI), notice numbered N94504 was issued to complete this drill hole, which limits disturbance to five acres. The NOI included a map and description of work, supported by a reclamation bond. The drill hole was abandoned, and the drill pad was reclaimed, which closed the NOI and released the reclamation bond.

3.7	Environmental

A portion of the property acquired by SPS in 2011 (including the southwestern portion of the Bear deposit under the sulfide tailings) is now being remediated under the jurisdiction of the Nevada Department of Environmental Protection (NDEP). Liability for the contamination on site is the responsibility of a third party which is actively engaged in remedial investigation and remediation activities under the supervision of NDEP.

To establish SPS’s position and rights, the acquisition by SPS of the Arimetco properties required a series of rigorous environmental, legal, and technical due diligence studies. In 2008, Chambers Group, Inc. and Golder Associates Inc. conducted a Phase I Environmental Site Assessment (Phase I ESA) for the Yerington Mine Site (Chambers & Golders, 2008). A Phase I ESA is intended to serve as an appropriate, commercially prudent, and reasonable inquiry regarding the potential for recognized environmental conditions in connection with the subject property. The 2008 Phase 1 ESA was updated by SRK Consulting (U.S.) Inc. (SRK) in 2010 and again in 2011. These were completed to allow SPS to establish liability protection as a bona fide prospective purchaser (BFPP). Prior to closing on the property, SPS received letters from NDEP, BLM, and the United States Environmental Protection Agency (USEPA) indicating the post-closing requirements then applicable to the Site for SPS to maintain its defense to liability as a BFPP regarding the activities of the former mine owners and operators.

Legal due diligence included a legal description of the property, a chain of title report, and an assignment of water rights. BFPP letters have been received from the NDEP, BLM and USEPA which indicate the basic requirements known as “reasonable steps” SPS must take to retain its BFPP defense from existing liabilities on the property.

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Future permitting of the Project will require authorizations from the Federal, State of Nevada, and local regulatory agencies supported by requisite studies and analyses and public involvement.

Lion intends to reclaim disturbed areas resulting from activities associated with the Project in accordance with BLM Surface Management and the State of Nevada regulations and return mined land to productive post-mining land use.

3.8	Significant Risk Factors

Lion holds sufficient surface rights necessary for exploration activities, but mining operations may require additional negotiations with surface owners. Lion has not experienced any prior issues negotiating with landowners that were not able to be resolved.

Highway 95A is not viewed as an impediment or risk to project development currently, but realignment of the highway may be required as part of future project development. The impact on the remediation of the sulfide tailings and conversion of water rights may need to be addressed for future development as well.

There are no other significant factors and risks known to AGP that may affect access, title, or the right or ability to perform work on the property that are not discussed in this Report.

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4	Accessibility, Climate, Local Resources, Infrastructure, and Physiography

4.1	Accessibility

The Bear Project straddles Nevada State Highway 95A, within and approximately 2.5 miles north-northwest of the City of Yerington, Nevada. The property can be accessed via Highway 95A, Lyon County roads, and subsequently via a network of agricultural dirt and gravel roads.

4.2	Climate

The climate is temperate and is characterized by cool winters with temperatures ranging from 0-50° F and warm to hot summers with temperatures that range from 50-100° F. Average annual precipitation is estimated at three to eight inches per year. A significant part of this total precipitation is snow, particularly at higher elevations. Work can be conducted throughout the year with only minor delays during winter months due to heavy snowfall or unsafe travel conditions when roads are particularly muddy.

4.3	Local Resources and Infrastructure

The nearest population center is the community of Yerington, just south of the Bear Project (Figure 4-1). Formerly an active mining center from 1953 to 1978 and from 1989 to 1997, Yerington now serves as a base for three active exploration groups: Lion/SPS; Hudbay Minerals Inc. (Mason Project copper-molybdenum property); and Southwest Critical Materials, LLC. (Pumpkin Hollow Copper Project). Yerington hosts a workforce active in, qualified for, and familiar with mining operations within a one-hour drive.

Yerington offers most necessities and amenities, including police, hospital, groceries, fuel, regional airport, hardware, and other necessary infrastructure. Drilling supplies and assay laboratories can be found in Reno, a 1.5-hour drive. Reverse circulation drilling contractors are found in Silver Springs, Nevada, 33 miles north, as well as in the Winnemucca and Elko, Nevada areas, within a three-to-five-hour drive from Yerington.

Power is available. NV Energy operates a 226 MW natural gas-fueled power plant within ten miles of the Project.

Water for drilling purposes at the Bear Project has been sourced from the City of Yerington. Water is trucked from the standpipe located at the Yerington regional airport (approximately 2 miles southeast) to the drills on an as-needed basis. SPS also has a well that has been utilized from the MacArthur property, approximately 3 miles northwest of the Project.

The Bear Project is partially transected by United States Highway 95A, which provides easy access to the Project. The highway is not viewed as an impediment or risk to development currently, but realignment of the highway may be required as part of future Project development.

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Figure 4-1: Bear Project Location and Other Property held by Lion

Source: Lion, 2026

4.4	Physiography

Elevations on the property range from approximately 4,360 ft in the agricultural fields to 4,620 ft in the low-lying hills just east of United States Highway 95A. The Walker River flows through the eastern part of the property, and irrigation ditches run throughout the agricultural fields. The agricultural fields are characterized by several feet of topsoil, which gives way to sandy alluvial valley fill which is 100 to 800 ft deep.

From November through early March, the agricultural fields are typically barren or planted with cover crops. From March through September onions, leafy greens, and alfalfa are the most common crops grown. Onions are typically harvested in September or October, leafy greens from June through September, and alfalfa is typically harvested two to three times each year.

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5	History

5.1	Drilling

The Bear deposit was discovered by Anaconda in the early 1960s during sterilization drilling for a sulfide tailings facility. After the discovery, Anaconda’s drilling expanded well beyond the initial tailings footprint. In total, Anaconda drilled 35 vertical holes spaced approximately 500 to 1,000 ft apart from 1961 to 1967 for a total of 94,835.4 ft Figure 5-1). Anaconda typically rotary drilled through the alluvial cover and occasionally the Tertiary bedrock and NC-diamond core drilled to total depth.

In 1965, Newmont conducted shallow exploration drilling on adjacent ranch lands not leased by Anaconda. Incomplete information on the Newmont program precludes a technical comment; apocryphally, from 6 to 13 shallow (<700 ft) vertical, open-hole rotary holes were drilled. Newmont surrendered its lease following completion of its program. These drill holes are not shown on Figure 5-1due to accuracy concerns. Nevertheless, these holes were not deep enough to intersect the mineralized portions of the Bear deposit.

From 1969 through 1973, Phelps Dodge leased property east of Anaconda’s holdings on a property at the time known as the Lagomarsino Ranch. Phelps Dodge drilled 12 vertical holes for 34,007.5 ft. These drill holes were rotary drilled to bedrock and then NQ-diamond core drilled to total depth. Phelps Dodge retained ownership of the ranch lands until 1999-2002, when surface rights were sold, and mineral rights were sold in 2007.

In 2014, SPS entered into an agreement with Freeport Nevada LLC (Freeport) to conduct mineral exploration drilling on the Bear Project. The program parameters and description are summarized in an internal report document entitled 2015-16 Yerington District Exploration Drilling Program, Bear Project, Lyon County, Nevada USA (Eliopulos, 2017) and detailed in an internal report Phase 2 Drill Plan, Bear deposit, Yerington, Nevada 1/11/2016 Rev. 2 (Eliopulos, 2016). Phase 2 exploration drilling began in August 2015 and ended in May 2016. The program consisted of five vertical drill holes on the Bear Project and one vertical hole at the Ground Hog Hills prospect (southerly adjacent to the Bear Project) for 20,274.5 ft in six holes.

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Figure 5-1: Historic Drill Hole Location Map

Source: Lion 2026

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5.2	Geophysics

In 1954 and 1966, Anaconda performed aeromagnetic surveys that identified a northwest-trending aeromagnetic low-intensity anomaly interpreted to be magnetite-destructive alteration zones associated with sulfide mineralization (Ware, 1972). The lows extend through the Desert Pearl Farms property, trending easterly over Highway 95A and over McLeod Hill.

In 1960, two IP lines were conducted upon McLeod Hill (east of Highway 95A) that defined an IP high thought to represent sulfide mineralization (McAlister, 1960).

In 1962, an IP survey was undertaken that, in part, covered the magnetic low identified in the 1954 aeromagnetic survey, west of Highway 95A (Halverson, 1963). This survey identified an IP high that was thought to possibly be an extension of the IP high identified in the 1960 survey.

In 1965, Newmont conducted an IP survey east of McLeod Hill. Scarce information indicates that the survey was affected by a grounded metal fence, and no anomalies were found. (Ware, 1972).

In 1976, Phelps Dodge performed a very broad aeromagnetic survey. The Bear deposit (already identified) appeared as a magnetic low (Allan Spector and Associates, 1976).

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6	Geological Setting, Mineralization, and Deposit

6.1	Regional Geology

The Bear Project is in western Nevada near the western boundary of the Basin and Range Province, a landmass of internal drainage encompassing most of the State of Nevada. Basin and Range physiography consists of a series of nearly north-trending ranges separated by alluvial-filled, normal fault-bounded basins. The valley infill may reach thousands of feet of alluvium.

In western Nevada, overprinted on the Basin and Range but not altering its physiographic character, is a major right lateral, northwest-trending structural zone called the “Walker Lane”, approximately 60 miles wide and generally parallel to the Nevada-California border, between Reno to the northwest and Las Vegas to the southeast (Figure 6-1). Major deposits, principally precious metals, occur in the Walker Lane as does the Yerington Copper District.

Figure 6-1: Structural Geology Map of Western United States

Source: Modified Wesnousky, 2005

Within Lyon County, Nevada, the Bear deposit occurs within the alluvial filled Mason Valley, on the eastern side of the Singatse Range, a modest sized, north trending mountain range.

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Figure 6-2 illustrates the geology of the Yerington District which shows the rocks described here-in (Proffett and Dilles, 1984). The oldest rocks of the Yerington District are an approximate 4,000-foot section of Late Triassic, intermediate and felsic metavolcanics, and sedimentary rocks forming the McConnell Canyon Formation that were associated with volcanic arc development along the North American Continent during the Mesozoic Era. This sequence is disconformably overlain by a series of Upper Triassic carbonates, meta-sediments, and volcaniclastics. These are, in turn, overlain by Upper Triassic limestone, siltstone, and tuffs, and by argillite thought to span the Triassic-Jurassic boundary. Jurassic limestone is succeeded by gypsum and sandstone, and by andesitic volcanics that may signal the beginning pulse of middle Jurassic plutonism.

Middle Jurassic plutonism, possibly related to the igneous activity that formed the Sierra Nevada Mountains to the west, resulted in the emplacement of two batholiths comprising the Singatse Range, including the Yerington Batholith extending across 40 miles from the Wassuk Range on the east to the Pine Nut Range on the west. East-west striking structural zones mark the contacts between igneous rock and older, outlying Mesozoic basement at the north and south ends of the Singatse Range; the structures can be projected through the adjoining basins.

The Yerington Batholith comprises three intrusive phases emplaced between 169 Ma and 168 Ma, an early granodiorite pluton; a second phase of medium-grained quartz monzonite, creating a finer-grained ‘‘border phase quartz monzonite” where in contact with granodiorite; and, finally, a medium-grained porphyritic quartz monzonite emplaced as a stock with cupolas developed over its top. Porphyry dike swarms sourced from the youngest phase, the porphyritic quartz monzonite, cut the cupolas. The bulk of the copper mineralization formed contemporaneously with the dike swarms. Andesite and rhyolite dikes represent the final phase of Mesozoic igneous activity.

Following uplift and erosion, a thick Tertiary volcanic section was deposited, circa 18-17 Ma. The entire rock package was then extended along by northerly-striking, down-to-the-east normal faults that flatten at depth, creating an estimated 2.5 miles of west-to-east dilation-displacement (Proffett and Dilles, 1984). The extension rotated the section such that the near-vertically emplaced batholiths were tilted 60° to 90° westerly. Pre-tilt, flat-lying Tertiary volcanics now crop out as steeply west-dipping units in the Singatse Range west of the Bear deposit. The easterly extension thus created a present-day surface such that a plan map view represents a cross-section of the geology.

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The stratigraphic column for the Yerington District (Proffett and Dilles, 1984) is shown in Table 6-1.

Figure 6-2: Regional Geology Map with Yerington Copper Project Property Outline

Source: Modified Proffett and Dilles, 1984

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Table 6-1: Yerington District Geology Stratigraphic Column

Era	Period	Rock Type
Cenozoic	Quaternary	Qal, Qls
	Tertiary	UNCONFORMITY
Tba
LOCAL UNCONFORMITY
Ta, Tws, Twt
UNCONFORMITY
Tha, Thai
Tb
Td
Tbs
Tbm
Ts
Tsl
Trt
Twh
Tru
Tgm
MINOR UNCONFORMITY
Tei
Teb
Tcg
MAJOR UNCONFORMITY
Mesozoic	Jurassic	Ja
Jr
Jqp
Jsa
Jqms
Jgdp
Jqmp
Jpg
Jpqm
Jqm, Jbqm
Jgd
Jgb
Jaf
Jq
Jgy
Jl
JTRcl
JTRvc
	Triassic	TRlb
TRl
TRad
TRvl
TRla
TRll
DISCONFORMITY
TRr, TRv
TRa, TRv
Mzqp
Mzap
Mzqm
Mzdi

Source: Modified Proffett and Dilles, 1984

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6.2	Project Geology

In all, there were three phases of the Yerington Batholith. Intrusive phases, from oldest to youngest, are known as the McLeod Hill quartz monzodiorite (field name granodiorite), the Bear quartz monzonite, and the Luhr Hill granite, the source of quartz monzonitic (i.e. granite) porphyry dikes. The Bear quartz monzonite and quartz monzonite porphyry dikes are the main copper mineralizing bodies. Smaller rhyolite and andesite dikes are the last phases of the Yerington Batholith and post-date mineralization.

The above-described intrusive phases have been identified in the Bear deposit (except for Luhr Hill Granite, which is likely present). The intrusive phases lie beneath a portion of the overlying Tertiary volcanic section. The volcanic section is overlain by up to 800 ft of valley fill sediments identified as Quaternary Alluvium (Qal).

The Bear deposit experienced extensional normal faulting as described in Chapter 6.4, which has caused the deposit to be extended in an east to southeast direction by a low-angle normal fault (Bear Fault) and subsequently down-dropped by high-angle range-front normal faults. Most of the deposit remains to the west in the footwall of the Bear Fault, while the remainder of the deposit lies to the east in the hanging wall of the Bear Fault.

Knowledge of Bear deposit geology benefits from geologic logs of Anaconda drill holes and reports. Lion gained access to this data through membership in the Anaconda Collection – American Heritage Center (AHC) housed on the campus of the University of Wyoming, Laramie, Wyoming. The rock descriptions of Anaconda were used by Lion for logging.

6.2.1	McLeod Hill Quartz Monzodiorite (Granodiorite (Jgd))

The McLeod Hill quartz monzodiorite is an olive-green fine-grained rock with 5-15% hornblende, 2-10% biotite, 20% quartz, and a one-third K-feldspar/plagioclase ratio. Minor magnetite and other opaques are common. Jgd is the finest-grained and most mafic-rich of the equigranular rocks. This is commonly the upper intrusive unit intersected in the drilling at Bear and is weakly to unmineralized.

6.2.2	Bear Quartz Monzonite (Jqm)

The Bear quartz monzonite is a medium-grained equigranular whitish rock with 5-10% hornblende, 1-2% biotite, 10-15% quartz, 1-3% sphene, and nearly equal amounts of plagioclase and K-feldspar. It is usually coarser-grained than the border-phase quartz monzonite and granodiorite. This is the dominant rock type within the Bear deposit and is generally well mineralized, but overall, less so than the quartz monzonite porphyry dikes.

6.2.3	Border Phase Quartz Monzonite (Jbqm)

The Border Phase quartz monzonite represents the contact ‘rind’ between the Jqm and Jgd. It is characteristically fine- to medium-grained but locally sub-equigranular to sub-porphyritic. It has a pinkish hue and contains 5-10% hornblende, 2-5% biotite, 15-20% quartz and nearly equal amounts of plagioclase and K-feldspar. At the Bear, this unit generally occurs as a 10 to 20 ft zone at the contact between the Jqm and Jgd and is weakly mineralized; however, occasionally strong calc-silicate alteration is present, which carries strongly mineralized zones with massive actinolite, epidote, chlorite, and magnetite as well as knots and gobs of chalcopyrite. The Jbqm has been recognized elsewhere in the Yerington District and is usually thicker and not strongly mineralized.

6.2.4	Luhr Hill Granite (Porphyritic Quartz Monzonite (Jpqm)

The Luhr Hill granite is a medium-grained equigranular to porphyritic quartz monzonite with large (1-2 cm) K-feldspar phenocrysts, 5-10% hornblende, 5-10% biotite, 10-20% anhedral quartz, and plagioclase more abundant than K-feldspar. The large K-feldspar phenocrysts are pink and constitute 5-10% of the rock; however, K-feldspar also occurs as 1-4 mm anhedral grains intergrown with plagioclase and quartz. The rock is differentiated from the quartz monzonite porphyries by the lack of an aplitic groundmass (Jpqm has a more intergrown texture). Also, feldspar phenocrysts are commonly in contact.

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Jpqm represents the cupola of porphyry copper deposits throughout the Yerington District and is the source for the porphyry dikes. However, it has not yet been definitively identified within the Bear deposit.

6.2.5	Quartz Monzonite Porphyry Dikes (Jqmp)

The quartz monzonite porphyry dikes are mineralogically the same as Jpqm, however, the large K-feldspar phenocrysts are less common, and the rock has an aplitic groundmass. The main mafic constituents are biotite and/or hornblende. The dikes range in thickness from less than 1 foot to greater than 100 ft. The grade of the dikes is variable, ranging from unmineralized to greater than 1% Cu; however, overall, they tend to be more strongly mineralized than the equigranular host rocks. Based upon oriented core measurements, the trend of the dikes associated with the Bear deposit is sympathetic with that of the Yerington District, generally striking in a southeast-northwest to east-west direction, while dipping approximately 40 to 50° in a north to northeasterly direction.

6.2.6	Andesite (Ja)

The andesite is a fine-grained dark gray to green rock with a commonly chloritized groundmass. The groundmass is composed mainly of hornblende and biotite, and contains 10-15% plagioclase, occasionally occurring as phenocrysts, 2-4 mm in length, that may be epidote-altered. The andesite is not mineralized but may contain traces of pyrite. Andesite dikes are sporadic with no preferred orientation and generally 1 to 10 ft in thickness.

6.2.7	Aplite/Rhyolite (Jr)

The aplite/rhyolite is a fine-grained pink to white dike. These dikes are 50-60% quartz, 30-40% pink K-feldspar, and 1-10% white plagioclase. Traces of biotite, muscovite, and hornblende are also occasionally present. These dikes have little to no mineralization. These rhyolite dikes are usually one to ten feet in thickness and occur sporadically throughout the deposit.

6.2.8	Hornblende Andesite (Thai)

The hornblende andesite is a fine-grained dark gray to green rock that contains 15-20% fresh black hornblende phenocrysts, 2- 4 mm in length, and 10-15% white plagioclase phenocrysts. This rock is part of the Tertiary section and contains no mineralization. These dikes range from one to ten feet in thickness and occur sporadically throughout the deposit.

6.2.9	Mickey Pass Tuff, Weed Heights Member (Twh)

The Weed Heights Member, of the Mickey Pass Tuff, is a buff to lavender to red brown, moderately welded, moderately crystal-rich ash-flow tuff with plagioclase, sanidine, quartz, biotite, and abundant white pumice and is unmineralized.

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6.2.10	Mickey Pass Tuff, Unnamed Member (Tru)

The Unnamed Member, of the Mickey Pass Tuff, is an unwelded to poorly welded rhyolitic tuff and is unmineralized.

6.2.11	Mickey Pass Tuff, Guild Mine Member (Tgm)

The Guild Mine Member, of the Mickey Pass Tuff, is a zoned dark brown, strongly welded, crystal-rich tuff with plagioclase, biotite, and augite that grades upward to lavender-colored, moderately welded tuff with sanidine, quartz, plagioclase, biotite, and large white pumice and is unmineralized.

6.2.12	“Early Ignimbrite” (Tei)

The early ignimbrite is a quartz-latite ash-flow tuff that occurs as erosional remnants. It is white, poorly to unwelded, sparsely pumaceous, and moderately crystal-rich tuff with plagioclase, sanidine, quartz, and biotite. This unit is unmineralized and is commonly interbedded with the Early Basalt (described below) near the base of the Tertiary volcanic section.

6.2.13	“Early Basalt” (Teb)

The early basalt is a pyroxene basalt that occurs as flows, breccias and tuffs. This unit is unmineralized and is commonly interbedded with the Early Ignimbrite and near the base of the Tertiary volcanic section.

6.3	Alteration

Alteration assemblages recognized at the Bear deposit are similar to those observed in other porphyry copper systems. Assemblages include an upper and outer propylitic zone (chlorite-epidote-pyrite), a phyllic zone that occurs as distinct swaths throughout the deposit, potassic alteration (secondary biotite and/or K-feldspar) associated with main stage mineralization, and sodic alteration that occurs typically deep in the system and in long, thick swaths (Figure 6-3).

6.3.1	Propylitic

Propylitic alteration occurs sporadically throughout the Bear deposit but is most common in the granodiorite and generally not associated with well mineralized zones. This alteration type occurs as chlorite replacing hornblende, and as epidote veins, coatings, and/or flooding. Calcite veining is present but not commonly observed in core. Feldspars are commonly unaltered. Pyrite and magnetite are common accessory minerals. Typically, propylitic alteration represents the outer portions of a porphyry copper deposit.

6.3.2	Phyllic (Quartz-Sericite-Pyrite/QSP)

Phyllic alteration is most frequently characterized by tan to light green sericite that partially or completely replaces hornblende and/or biotite sites. When more intense, it occurs as replacement of plagioclase and/or K-feldspar sites by sericite or clay. Altered mafic minerals and feldspars are accompanied by a significant addition of pyrite (commonly in veinlets and stringers), locally up to 10%. Phyllic zones tend to be quite siliceous, but it is unclear whether quartz is added or is from the destruction of other minerals. Black tourmaline veinlets and stringers frequently occur in this alteration zone. This alteration type occurs most frequently in the Jqm and the Jqmp but has also been observed in the Jgd.

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6.3.3	Potassic Alteration

Potassic alteration is characterized as shreddy, fine-grained biotite replacement of hornblende. When stronger, plagioclase is replaced by K-feldspar and in the most intense cases, the rock is flooded with pink K-feldspar. Potassic alteration occurs in the central parts of the deposit and in the best mineralized zones. It has only been identified in the Jqm and the Jqmp.

6.3.4	Sodic-Calcic Alteration

Sodic-calcic alteration occurs as albite replacement of K-feldspar and chlorite, epidote, or actinolite replacement of hornblende and/or biotite. In the most intense zones of sodic alteration, the mafic minerals are destroyed, leaving a bleached white appearance. Sodic-calcic alteration does not favor any specific rock type and commonly occurs as distinct bands and swaths.

6.3.5	Silicification

Silicification occurs as a wholesale replacement of the rock and occurs as irregular bodies.

6.3.6	Calc-Silicate Alteration

Calc-silicate alteration occurs most commonly at the Jqm-Jgd contact within the Jbqm and, when present, is typically 5 to 30 ft thick. This alteration is characterized by strong flooding of chlorite, actinolite, epidote, and occasionally magnetite. Some of the highest copper grades are associated with this alteration, with grades greater than 1% Cu.

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Figure 6-3: Cross-Section of Alteration at the Bear Project – 310,800 E (Looking West)

Source: Lion 2026

6.4	Structure

As described above, the Bear deposit has experienced a history of normal basin and range faulting that has tilted the deposit approximately 60 to 90° to the west. Figure 7-4 is a schematic of the faulting over time.

6.4.1	Bear Fault

The major fault associated with the Bear deposit is the Bear Fault. It dips easterly to northeasterly and is commonly at or near the contact between the quartz monzonite and granodiorite. The Bear Fault is typically marked by a 1 to 2-foot gouge zone with dark clay and, in some instances, contains a shattered andesite dike. On the western part of the deposit, there are abrupt changes in alteration and mineralization at this contact, where alteration shifts from propylitic to phyllic or potassic. Likewise, mineralization shifts from pyrite-rich to more chalcopyrite-rich. This strongly indicates that the Bear Fault cuts the deposit and on the western side the altered and mineralized portion lies in the footwall while on the eastern side the deposit lies in the hanging wall (Figure 6-4).

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6.4.2	Range Front Faults

The Bear Fault dips gently to the east before it intersects a north-south striking and steeply (60-70°) east dipping range front fault located on the east side of the low-lying McLeod Hills. This is a major fault zone that seems to have additional strands in approximately the same orientation. In core, these faults occur as long intervals, approximately 100 ft, of gouge, fracturing, and brecciation. Core recovery is typically poor in these zones. The range front faults appear to have down dropped the Bear Fault. Deeper drilling on the eastern part of the deposit would likely determine the extent of this down-drop. The intensity of mineralization increases below this fault zone, likely indicating that the other portion of the deposit is in the hanging wall of the down-dropped Bear Fault. Mineralization continues until intersecting a possible fault zone, likely the Bear Fault, that is characterized by strong chlorite, actinolite, magnetite, and strong chalcopyrite mineralization, reminiscent of the calc-silicate alteration. This zone also contains elevated gold and molybdenum values. The zone commonly contains a 1- to 2-foot gouge zone and andesite dikelets, similar to the Bear Fault described above. Below this fault, the rock becomes barren, indicating a different, unmineralized fault block.

Figure 6-4: Schematic of Faulting at the Bear Project

Source: Lion 2025

6.5	Mineralization

Mineralization of the Bear deposit is concentrated in an area covering over 4.25 square miles. The mineralized envelope dips northerly and plunges to the west. The top of the western mineralized zone is truncated by the Bear Fault. To the east, the bottom of the mineralized zone is thought to be truncated by the Bear Fault, which could be confirmed via deeper drilling. Molybdenum is present, but it was only intermittently assayed for by Anaconda, and data are insufficient to determine good continuity. SPS has also identified molybdenum, but drilling is not dense enough to establish a resource. Gold and silver have also been recognized but not in significant quantities.

Copper occurs only as sulfides and primarily as chalcopyrite with lesser amounts of bornite, most frequently in EDM veinlets, as distinct veins, or quartz-sulfide veinlets. Covellite, chalcocite, or copper oxide have not been recognized. Molybdenum occurs as quartz-molybdenite veinlets with distinct centerlines and no vein haloes. Copper occurs in all rock types but is most strongly associated within and on the margins of Jqmp dikes. Higher-grade mineralized intervals tend to occur at the Jqm-Jgd contact, which is characterized by a 5-to-30-foot thick calc-silicate altered zone with gobs and knots of chalcopyrite and magnetite.

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6.6	Sulfide Zoning

The Bear deposit exhibits sulfide zoning typical of a porphyry copper deposit, with an outer pyritic shell and concentric zones of increasing chalcopyrite and decreasing pyrite progressing inward to a central zone of chalcopyrite-bornite (Figure 6-5). Anaconda geologists logged sulfide percent as a pyrite-chalcopyrite-bornite ratio. For example, 7:2:1 represents 70% pyrite, 20% chalcopyrite, and 10% bornite. Lion adapted this same methodology.

In the western part of the deposit (drill holes B-007, B-009, B-011, B-012, and B-015), the sulfide zone is entirely pyritic. In the eastern portion, drill holes intersect an upper pyritic-rich zone that ranges from 50 to 600 ft thick before grading into a chalcopyrite>pyrite zone. The chalcopyrite>pyrite zone ranges from 1,200 to 2,500 ft thick. Some Anaconda drill logs indicate grading back into a pyrite>chalcopyrite zone; however, this has not been confirmed with SPS drilling. A bornite zone occurs in the central part of the deposit but is usually not greater than 100 ft thick but could be expanded with additional drilling.

Molybdenum is independent of copper mineralization, and no pattern has yet been determined.

Figure 6-5: Cross-section of Geology and Sulfide Zoning – 310,800 E (Looking West)

Source: Lion 2026

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6.7	Gypsum

Gypsum occurs throughout the deeper parts of the deposit from 1,700-±2,000-ft deep. Gypsum most frequently occurs as veinlets up to 1-inch thick and in some cases constitutes up to 10% of the rock. Gypsum veinlets are unmineralized late-stage features with no preferred orientation that crosscut all quartz and sulfide veinlets. Rock above the top of gypsum is usually very broken and blocky, while within the gypsum mineralized unit, the rock is coherent. It is probable that gypsum originally formed at the top of the deposit but was dissolved, producing a dissolution breccia.

6.8	Deposit Types

The Bear deposit represents a porphyry copper deposit hosted in porphyry dikes that formed in stocks of the Yerington Batholith. The Bear porphyry system has been tilted westerly through a series of flat to steeply dipping normal faults.

The mineralized footprint of the Bear deposit extends 2.5 miles (4 km) in length in a northwest-southeast direction and 1.7 miles (2.7 km) in length in the northeast-southwest direction. Mineralization in the Bear deposit is concealed under approximately 200 to 1,200 ft of post-mineral alluvial and Tertiary volcanic cover.

The copper mineralization and alteration throughout the Yerington District are unusual for porphyry copper camps in that the mineralization occurs in WNW-striking bands separated by bands of lesser grade. Much of this geometry is influenced by the strong, district-wide WNW structural grain observed in fault, fracture and, especially, porphyry dike orientations. The orientations of the porphyry dikes in the Bear deposit have been confirmed via oriented core measurements, with most indicating a WNW orientation and a northerly dip of 40° to 50°.

No oxide copper or chalcocite mineralization has been identified in the Bear deposit. Chalcopyrite (CuFeS2) is the dominant copper sulfide mineral occurring with minor bornite (Cu5FeS4), primarily hosted in wispy, discontinuous EDM veinlets. In the higher-grade zones, the chalcopyrite tends to become coarse, occurring as large gobs and knots. These gobs and knots occur most frequently in the calc-silicate altered zones.

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7	Exploration

The Bear Project has been drilled on a widely spaced drill pattern by Anaconda, Phelps Dodge and SPS/Lion. Anaconda completed widespread geophysical surveys throughout the Yerington District, which included the Bear Project. Lion’s exploration of the Bear Project has been primarily infill and step-out drilling from Anaconda’s drilling as well as additional geophysical surveys.

7.1	Topography, Coordinate System and Satellite Imagery

In November 2023, Olympus Aerial Surveys, Inc (Olympus) of Murray, Utah, completed color aerial photography and LiDAR collection that covered the Bear Project area as part of a larger survey covering the Yerington Copper Project. Olympus then compiled a 1:2,400 map with 5-foot contours, planimetry and color orthophotography at 1.0-foot pixels.

7.2	Geophysics

7.2.1	Aeromagnetic Survey (2007-2008)

In late 2007 and early 2008, Quaterra contracted a helicopter magnetometer survey to be conducted over the entire Yerington District, including the area overlying the Bear Project area (EDCON-PRJ, 2008). The survey was flown with a line spacing of 100-meter separation, with some areas in-filled to 50-meter separation. In addition, two helicopter surveys flown under contract to Anaconda were also digitized from contour maps and then merged with the larger district-wide survey. The objective of the survey was to create a magnetic data set for the entire district with significantly greater resolution than previous work by Anaconda. The survey began and was completed in December 2007, and data were delivered in the first quarter of 2008. A total of 2,685-line miles of new aeromagnetic data were acquired, and 4,732-line miles of older data were digitized. This greatly improved dataset has been used extensively throughout the district to identify new targets as well as refine targets previously identified by Anaconda.

7.2.2	Induced Polarization/Resistivity Survey (2015)

In December 2015, one northeast-trending survey line of Dipole-Dipole Induced Polarization – Resistivity (IPR) was completed by Zonge International Inc. (Zonge) at 250-meter spacing (Figure 7-1). The survey extended from Yerington pit, over McLeod Hill and into the agricultural fields over the northeastern part of the Bear Project. Unfortunately, the southern half of the line was compromised by an underground direct current gas line that affected data south of McLeod Hill, and the IPR results were inconclusive (Zonge, 2016).

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Figure 7-1: Plan map showing the location of the IPR Line (2015)

Source: Modified Zonge 2026

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7.2.3	Inversion Modeling of Gravity and Magnetic Data (2015)

Mira Geoscience Limited (Mira) completed modelling of geology, gravity and magnetic data and 3D constrained inversion data in the vicinity of the Bear Project in November 2015 and demonstrated that magnetic inversion models could serve to guide exploration on the Bear Project and possible extensions (Mira, 2015). This study produced a simple 3D geologic model capturing major geologic contacts in area, refined the depth to bedrock in areas of limited mapping and drilling constraints using gravity inversion, and used a geological model to constrain a magnetic inversion model with the goal of delineating the internal magnetic susceptibility variation within the porphyry-hosting Yerington Batholith.

Mira compared copper grade, downhole logging of magnetic susceptibility and resistivity along with core measured magnetic susceptibility and resistivity in drill holes B-048 and B-049. The study found a correlation between moderate to low magnetic susceptibility and higher-grade copper. In analysis completed on core measured and inverted (downhole) magnetic susceptibility as a function of copper grade (Figure 7-2) there are three populations of varying susceptibility in rocks with significant grade (>0.2% total copper). There is a population centered within a moderate-to-low magnetic susceptibility range (around 0.001-0.003 SI in green) with high copper grade. There is a population of high grade with very low magnetic susceptibility (0.0005 SI in cyan). Finally, there is a population of a few samples showing high-magnetic-susceptibility and very high-grade (above 0.01 SI in red) which was also observed in the core measured magnetic susceptibility data associated with the calc-silicate altered material identified and logged in hole B-048, which occasionally contained coarse magnetite.

Figure 7-2: Inverted Magnetic Susceptibility as a Function of %Cu Grade

Source: Mira 2015

Notes: Colour-coded circles show the location of high-grade Cu areas identified as different populations in the cross plot

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7.2.4	Magnetotelluric Survey (2015)

A magnetotelluric (MT) survey covering land from south of Ground Hog Hills northwest through the Bear Project was completed in July 2015 by Zonge (Eliopulos, 2017). The ground survey consisted of 106 stations spaced 250 m on an east-west/north-south grid. These data were integrated into drill planning but deemed unclear as an ore guide due to magnetite-bearing granodiorite overlying the copper ore-bearing quartz monzonite and quartz monzonite porphyry dikes.

7.2.5	Downhole Geophysical Surveys (2015/2016)

SPS drill holes completed in 2015 and 2016 were subject to multiple open hole geophysical surveys to assist in determining physical characteristics of the deposit and guide future exploration (Eliopulos, 2017). Southwest Exploration Services, LLC (Southwest), out of Chandler, Arizona, performed the surveys over multiple downhole runs. Table 7-1 summarizes the surveys and tools that were used.

Table 7-1: Downhole Geophysical Surveys

Drill Hole	Gyro	Gamma & Caliper	Electric Log	Magnetic Susceptibility	Acoustic Televiewer
B-048	X	X	X	X	X
B-049	X	X	X	X
B-050	X	X	X	X
B-051	X	X	X	X	X
B-052	X	X	X	X	X
GHH-001	X	X	X	X

Notes:

X – tools used

Gyro—Stockholm Precision Tools GyroTracer Directional

Gamma & Caliper—QL40 Combo Tool SN 6161

Electric Log—ALT QL E-Log IP Tool SN 4992

Magnetic Susceptibility—Probe SN 4784

Acoustic Televiewer—ALT QL ABI43 SN 91601 or QL ABI-40 2G

Most surveys were inconclusive. However, the acoustic televiewer surveys indicated that most fractures and veinlets have west-northwest trends that are sympathetic with the Yerington District trend.

7.2.6	Induced Polarization/Resistivity Survey (2023)

In November 2023, two north-south IPR surveys were undertaken by Zonge over the western part of the Bear Project to assist in locating future exploration drill holes (Figure 7-3) (Zonge, 2023). The western line (referred to as the 308200E line) showed a broad weak anomaly with a 20 milliradian response at depth. No drill holes were recommended or performed based on this part of the survey. However, the eastern line (referred to as 309625E) showed a stronger anomaly, greater than 50 milliradian (Figure 7-4). This anomaly was tested with a drill hole in 2024 (B-055); however, drill results identified, on average, 2% pyrite.

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Figure 7-3: Location of IPR Survey Lines (2023)

Source: Modified Zonge 2026

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Figure 7-4: IP Response Cross-section 309625E

Source: Zonge 2023

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7.3	Drilling

7.3.1	Historical Drilling

Lion has obtained historical drill data from 60 drill holes, including 35 Anaconda drill holes, 12 Phelps Dodge drill holes, and 13 Newmont drill holes. SPS recovered all the drill logs and assay data from this drilling through membership in the AHC at the University of Wyoming. All drill logs and assays were digitized and entered in SPS’s database. No historic core from Anaconda, Phelps Dodge, or Newmont has been found.

Table 7-2 summarizes the historical drilling at the Bear Project while Figure 7-5 illustrates the location of drill holes at the Bear Project. Please note that Newmont’s drill holes are not shown on the map as the data associated with them is uncertain. Nevertheless, these holes were not deep enough to intersect the mineralized portions of the Bear deposit. Also, some Anaconda and Phelps Dodge drill holes are not shown on Figure 7-5 as they are outside of the interpreted area of the Bear deposit mineralization.

Documentation supporting drill equipment, collar and downhole survey methods of historical drilling is not available. Drill hole logs did record drilling methods, drill hole diameter, collar coordinates, and in some instances, recovery. Survey instrumentation was not recorded.

Table 7-2: Historic Drilling

Company	Year	Drill Type	Number of Holes	Footage
Anaconda	1961	Rotary/NC Core	4	6,176.1
	1962	Rotary/NC Core	3	3,930.6
	1963	Rotary/NC Core	9	24,034.9
	1964	Rotary/NC Core	3	10,519.8
	1965	Rotary/NC Core	4	9,948.5
	1966	Rotary/NC Core	4	13,086.7
	1967	Rotary/NC Core	8	27,138.8
Newmont	1964	Rotary/NC Core	1	75.1
	1965	Rotary	8	3,637.3
	Unknown	Rotary	2	301.5
	Unknown	Rotary/NC Core	2	318.3
Phelps Dodge	1969	Rotary/NC Core	2	6,039.0
	1970	Rotary/NC Core	6	19,359.5
	1972	Rotary/NC Core	3	6,304.0
	1973	Rotary/NC Core	1	2,305.0

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Figure 7-5: Drill Hole Location Map

Source: Lion 2025

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7.3.2	Anaconda Mining Company

The Bear deposit was discovered by Anaconda in the early 1960s during sterilization drilling for a Yerington Mine sulfide tailings facility footprint. Anaconda drilled 35 vertical holes within the Bear Project at 500 ft to 1,000 ft+ spacings that carried into the late 1960’s, extending well beyond (north and east) the sulfide tailings facility footprint and totalling 94,835.4 ft. Anaconda’s drilling results were integrated into Lion’s drill data sets and exploration targeting.

7.3.3	Newmont Mining Corporation

In 1965, Newmont conducted shallow exploration drilling on adjacent ranch lands not leased by Anaconda. Incomplete information on the Newmont program is of questionable authenticity and precludes technical comment regarding 13 shallow (<700 ft) vertical, open-hole rotary holes (Eliopulos, 2017). This data has been entered into Lion’s database, but due to questionable technical information, the data is filtered. These drill holes are not shown on Figure 10-1 for this reason.

7.3.4	Phelps Dodge Corporation

During the late 1960’s Phelps Dodge leased property east adjacent to Anaconda’s leases known at the time as the Lagomarsino Ranch. Phelps Dodge drilled 12 holes totalling 34,007.5 ft in the 1960s and 1970s, which extended the Bear deposit to the east. Phelps Dodge retained ownership of the ranch lands from 1999 to 2002, when surface rights were sold. Mineral rights were sold in 2007. Phelps Dodge’s drilling results were integrated into Lion’s drill data sets and exploration targeting.

7.3.5	SPS/Lion Drilling

Table 7-3 summarizes the drilling footage totals and drill companies for the Bear Project for SPS/Lion.

Table 7-3: SPS/Lion Drill Campaigns, 2015-2024

Year	Pre-Collar	Core Drilling	Drill Company	Number of Holes	Footage
2015	Sonic	PQ→HQ	Boart Longyear Ltd.	2	7,073.0
2015	Sonic	HQ	Boart Longyear Ltd.	1	3,838.0
2016	Reverse Circulation	PQ	Boart Longyear Ltd.	1	2,017.5
2016	Reverse Circulation	PQ→HQ	Boart Longyear Ltd.	2	7,346.0
2023	Rotary	HQ→NQ	Alford Drilling, LLC.	1	3,503.0
2023	Rotary	PQ→HQ→NQ	Alford Drilling, LLC.	1	3,458.0
2024	None	PQ→HQ→NQ	Alford Drilling, LLC.	2	7,048.0

Singatse Peak Services (2015-2016)

SPS entered into an agreement with Freeport in 2014 to conduct mineral exploration drilling. Exploration drilling began in August 2015 and ended in May 2016. The program consisted of five vertical drill holes within the Bear Project and one vertical hole at the Ground Hog Hills prospect area for 20,274.5 ft in six holes. This drilling extended the deposit 2,000 ft north-northeast.

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All drilling methodology was contracted to Boart-Longyear Ltd (Boart) of Elko, Nevada. All drill holes met State of Nevada well standards, with three pre-collars being drilled via Sonic methods and three pre-collars drilled via reverse circulation methods (Table 7-3). Diamond drill core size was PQ or HQ, with reduction based upon drill hole stability. Core was recovered with standard wireline equipment and conventional core barrels. Downhole surveys were conducted by Southwest during downhole geophysical surveys with Stockholm Precision Tooling.

Singatse Peak Services/Lion (2023)

SPS completed additional exploration drilling in 2023. Two diamond core drill holes, B-053A and B-054, totalling 6,961 ft, were collared and drilled 925 ft and 1,850 ft, respectively, northwest along a mineralization trend from Anaconda legacy drill holes B-013 and B-014. B-053A and B-054 were the first angle drill holes completed in the deposit.

All drilling was contracted to Alford Drilling, LLC (Alford). Drill holes were pre-collared with rotary methods before reduction to diamond core drilling. Diamond drill core size was HQ or NQ with reduction based upon drill hole stability and drill rig capabilities. Core was recovered with standard wireline equipment and conventional core barrels. Core orientation measurements were taken in both drill holes using Reflex ACT III tooling. Downhole surveys were conducted by the drilling company using a Reflex EZ Gyro.

Singatse Peak Services/Lion (2024)

SPS’s 2024 Bear Project exploration drilling program totalled 7,048 ft in two core holes, B-055 and B-056A. Drill hole B-055 was to test the far western extension of the Bear deposit based on a targeted IP high of >55 milliradians, with an orientation of azimuth 180 and dip -60°. The drill hole was drilled 3,435 ft and sufficiently tested the anomaly. The expected sulfide percentage was lower than anticipated and was predominantly pyritic. Drill hole B-056A, with an orientation of 190, -65°, was planned to test the mineralized zone between B-022 and B-013/B-014. This drill hole intercepted 2,376 ft at 0.40% Cu. The drill hole reached 3,613 ft, where it was lost due to drilling difficulties. Table 7-4 summarizes the significant intercepts from drilling conducted by SPS.

Table 7-4: SPS Significant Intersections

Hole Number	From (ft)	To (ft)	Length (ft)	Cu (%)
B-048	1,573	2,731	1,158	0.42
B-049	1,588	2,926	1,338	0.22
B-050	2,429	2,951	522	0.36
B-051	2,191	3,675	1,484	0.26
B-052	2,081	2,748	667	0.14
B-053A	2,212	3,138	926	0.31
B-054	2,311	3358.5	1,047.5	0.26
B-056A	1,237	3,613	2,376	0.40

All drilling in 2024 was contracted to Alford. From the surface, holes were drilled with PQ core to the drill rig’s capabilities. Core sizes were then reduced to HQ and subsequently NQ. Core was recovered with standard wireline equipment and conventional core barrels. Core orientation measurements were taken in B-056A using a Champ Ori tool from Axis Mining Technology (Axis). Downhole surveys were conducted by the drilling company using a Champ Gyro, also from Axis.

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8	Sample Preparation, Analyses, and Security

8.1	Sampling Methods

All samples in 2015 and 2016 were collected in sonic, reverse circulation, mud rotary or diamond core drilling by Boart of Elko, NV. All samples from the 2023 and 2024 program were collected in diamond core drilling by Alford of Elko, NV.

8.1.1	Diamond Core Drilling Sampling Method

Core diameter is PQ (approximately 3.345-inch diameter), HQ (approximately 2.5-inch diameter), or NQ (approximately 1.875-inch diameter). Following convention, the drill crew at the drill site placed core samples in wax-impregnated, six-foot (PQ) or ten-foot (HQ and NQ) capacity cardboard boxes. A core block is placed between every drill run, indicating footage and recovery. On-site, the drilling company label each box with the company name, drill rig number, box number, drill hole number, and footage.

Core is transported at the end of each shift by the drill crew to Lion’s secure sample warehouse (Figure 8-1) and logged by a Lion or consulting geologist. Geologically driven sample intervals are then marked (approximately from one to five ft) with colored flagging tape. Lines are marked along the length of core with red wax crayons to indicate where the core piece should be sawed or split. Rock Quality Designations (RQD), magnetic susceptibility, and recovery measurements are then taken. Metal sample tags are placed under the flagging tape with scribed footage numbers. At the front corner of each core box, a tag is placed with the project name, box number, drill hole number, and footage. The core box is then placed under a wall-mounted digital camera and photographed. The core box is then placed on a conveyor that connects to a room where the core samples are sawed or split in half, depending upon the quality of the rock (Figure 8-2). Half of the sample is placed back in the box and stored in a core storage facility, and the other half is placed in a 11x17-inch sample bag with a sample tag with drill hole number, footage, and sample number. The drill hole number, footage, and sample number are also written on the outside of the bag. These samples are placed into woven polypropylene rice sacks and onto a plastic-lined pallet, strapped, shrink-wrapped, and weighed before transport. The respective laboratory picks up the samples, and they are typically transported on an open-air flatbed truck. Chain of Custody forms are completed and signed for each sample exchange.

Lion stores core in an attached warehouse (Figure 8-3).

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Figure 8-1: Core Logging Facility

Source: AGP 2025

Figure 8-2: Splitter in Sample Room Connected by Conveyor with Core Logging Facility

Source: AGP 2025

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Figure 8-3: Yerington Core Storage Warehouse

Source: AGP 2025

8.1.2	Reverse Circulation Drilling Sampling Method

Samples from 2016 reverse circulation drilling were collected in a conventional manner via a cyclone and standard wet splitter. No samples were collected from the rotary drilling pre-collar in 2023. Samples are collected in 17x26-inch cloth bags placed in five-gallon buckets to avoid spillage of material. Sample bags are pre-marked by Lion personnel at five-foot intervals and include a numbered tag (protected in a plastic bag) inserted into the sample bag, which includes the hole number and footage interval. Collected samples, weighing approximately 15 to 20 pounds each, are wire-tied, allowed to drain and dry, and then loaded onto a ten-foot trailer with a wood bed. Each day, Lion personnel or the drillers at the end of their shift haul the sample trailer from the drill site to Lion’s secure sample preparation warehouse in Yerington, Nevada. Once in the sample warehouse, samples are unloaded onto suspended wire mesh frames for further drying.

Once dry, 4-5 samples are combined in 24x36-inch woven polypropylene rice sacks and wire-tied. They are then placed onto a plastic-lined pallet, strapped, shrink-wrapped, and weighed before transport. These samples were also picked up by the respective laboratory conducting the analyses. Chain of Custody forms are completed and signed for each sample exchange.

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8.2	Sample Preparation and Analysis

There is no available historical data on quality control at Anaconda’s analytical laboratory in Yerington. The laboratory was not independent of Anaconda.

In 2015-2016, all samples were picked up by Bureau Veritas’ Metals & Minerals (Bureau Veritas/BV), in Sparks, NV, where the samples were crushed, split and pulverized to 200 mesh. Pulps were sent to BV’s lab in Vancouver, BC and analyzed utilizing 4-acid multi-element ICP-ES analysis (MA300 analysis) and fire assay gold with AAS finish (FA430 analysis). Samples over limit (>1% Cu) were run via a 4-acid digestion (MA410).

In 2023, all samples were picked up by ALS Minerals Laboratory (ALS) in Reno, NV. Samples were crushed, split, and pulverized to pulps at the Reno laboratory to 85% passing 75µm. Pulps were sent to an internal lab in Twin Falls, ID or North Vancouver, BC for analysis and analyzed utilizing Ultra Trace Aqua Regia ICP-MS (ME-MS41 analysis). Samples over limit (>1% Cu) were analyzed via Aqua Regia ICP-AES (ME-OG46). One batch of samples (34 samples, 1 standard, and 1 blank) was sent to Paragon Geochemical (Paragon) in Reno, NV, for analysis in 2023 for expedited results. These samples were crushed, split, and pulverized to pulps and analyzed for multi-element analysis using a multi-acid ICP-MS finish (48MA-MS), as well as fire Au assay with AAS finish (Au-AA30) in the same laboratory.

In 2024, all samples were picked up by Skyline Assayers & Laboratories (Skyline), Tucson, AZ and were crushed, split, and pulverized to 95% passing -150 mesh pulps. Multi-element analyses were completed in the same laboratory using a multi-acid digestion and ICP OES/ICP-MS finish (TE-5 analysis). Samples over limit (>1% Cu) were analyzed via 3-acid single assay with AAS.

8.3	Quality Assurance and Quality Control

Lion implemented a quality assurance and quality control (QAQC) assay protocol whereby either one blank or one standard is inserted with every ten samples into the assay stream. Lot failure criteria were established as any standard assaying beyond two standard deviations of the expected value, or any blank assay greater than 0.015 Cu%.

Geochemical reference standards are listed in Table 8-1. Standards and blanks were purchased from Moment Exploration GeoServices (MEG). Two blanks were used: SiBlank.21.01 and SiBlank.21.03, with accepted values of 0.005 Cu%. Au21.05 was also utilized as a copper blank; this is a gold standard with a value of 1.723 ppm Au and less than 0.005 Cu%.

Issues were noted with standard A106012X in discussions with Skyline that were possibly due to a homogeneity issue. This standard showed the same issues for the Yerington Copper Project analyses. Re-assays from the Yerington Copper Project indicated the standard is likely unreliable. This standard has been removed from all SPS/Lion-related projects.

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Table 8-1: Geochemical Reference Standards

Standard	Source	Accepted Value, % Cu
A106010X	Shea Clark Smith, Moment Exploration GeoServices	0.215
A106009X		0.136
A106012X		0.388
A106013X		0.574
A106014X		1.428
Cu18.01		0.250
Cu18.06		0.360
Cu-1		0.480
MEG-Cu-2		0.190
Q107004X		0.225
S107018X		0.190
S107020X		0.000

Drilling at Bear Project resulted in 3,071 samples in 2015-2016, 1,082 samples in 2023, and 993 samples in 2024 (Table 8-2). One batch of samples (34 samples) was run at Paragon. The 34 samples from Paragon were re-assayed as a check. The R-squared value of the check assay versus the original assay was 0.987.

Table 8-2: QAQC Program Results

	Bureau Veritas Assays (2015-2016)	ALS (2023)	Skyline Assays (2024)	Paragon Assays (2023)
Total Drill Hole Samples	3,071	1,082	993	34
Submitted Standards	183	47	49	1
Failed Standards	1	8	6	0
% Standards Failure	0.55	17.0	12.2	0
Submitted Blanks	182	48	49	1
Failed Blanks	0	0	0	0
% Blank Failure	0	0	0	0

As an additional check, Lion implemented an assay check program in 2015 and 2016, in which 550 samples from B-048 and 279 samples from B-051 were assayed by Skyline (to check results from Bureau Veritas). This assay check program included 20 standards and 21 blanks. Values agreed well, with an R-squared value of 0.99 (Figure 8-4).

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Figure 8-4: Comparison of BV vs Skyline Assays (2015/2016)

Source: Lion 2025

8.4	Sample Security

The samples are delivered twice a day (at the end of the driller’s shift), or Lion personnel pick up the samples. When core samples are delivered, they go directly into the logging facility and are secured. The only access to the core is to those who can get into the logging facility, which is Lion employees and any consultants (geologist and/or sample splitter/saw technician) at the time of work being performed.

Chain of Custody forms are prepared by Lion for the samples, and the laboratory picks up the samples and signs off on the Chain of Custody. Lion has rarely dropped the samples off directly at the laboratory. In that case, the Chain of Custody is also signed off at the lab. Lion retains the Chain of Custody forms as documentation and delivery confirmation.

Rejects and pulps are returned to Lion (with Chain of Custody procedures) and stored undercover in a secure location.

8.5	Bulk Density Sampling

No samples were taken from the Bear Project for bulk density measurements. However, the rock types that occur in the Bear Project are similar to those that occur in the Yerington and MacArthur deposits. Density tests have been conducted on rocks from the Yerington deposit (23 samples, 10 sulfide) as well as the MacArthur deposit (66 samples, 5 sulfide). All mineralized material from the Bear Project is sulfide, so only sulfide material was used from the measurements taken from these other rock types. The average value of the sulfide samples from Yerington is 2.54 g/cm3, and those from MacArthur are 2.53 g/cm3. Ultimately, a density of 2.6 g/cm3 was used at the Bear Project.

8.6	Adequacy Statement

It is the opinion of AGP that the sampling preparation, security, analytical procedures, and quality control protocols used are consistent with generally accepted industry best practices and therefore suitable for the purpose of mineral resource estimation.

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9	Data Verification

Data verification has been conducted by Lion to validate the historic data. To support the updated mineral resource, AGP conducted independent data verification.

9.1	Lion Data Verification

Detailed data capturing from the Anaconda archives was available through the Anaconda Collection at the AHC at the University of Wyoming. To verify and validate this data, three programs were completed:

●	geologic logs from Anaconda were reviewed against those entered in Lion’s database

●	assays from Anaconda historic logs were reviewed against those entered in Lion’s database

●	a single twin hole was completed by SPS to confirm results of an Anaconda drill hole

9.1.1	Geologic Log and Cross-Section Verification

Multiple Anaconda drill hole logs and assay logs were compared to entries into Lion’s database. No inconsistencies were identified in the review. Historic cross-sections from Anaconda were also reviewed against Lion’s, which also agreed well.

9.1.2	Drill Hole Twinning

SPS twinned one drill hole from Anaconda’s drilling, B-023 (B-023, B-023A, and B-023B), with drill hole B-048. Composites (25-foot) were visually compared between the two drill holes (Figure 9-1) and showed moderate correlation, but the mineralized interval agreed well. These composites were also statistically compared, but only from the 1152 to 3029.5-foot zone, as Anaconda’s assays were spotty and inconsistent at that depth, and 3029.5 ft is the total depth of B-023B. The R-squared value in comparison of the assay composite intervals was moderate, at 0.5024 (Figure 9-2).

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Figure 9-1: Comparison of Twin Holes B-023 and B-048 Composite Grades (TCu%)

Source: Lion 2025

Figure 9-2: Statistical Comparison of Twin Hole Composite Grades (TCu%) for B-023 and B-048

Source: Lion 2025

The individual assay grades were also compared down hole (by depth) and demonstrated good correlation (Figure 9-3).

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Figure 9-3: Down Hole Plot of Twin Hole Assay Grades (TCu%)

Source: Lion 2025

9.1.3	Other Lion Verification

Data verification of the SPS 2023 and 2024 drilling results included the built-in checks associated with importing data in MicroMine Origin and Beyond (MicroMine), random checks of database assays compared with assay certificates, and review of the QAQC performance (Chapter 8.3). This data verification was completed by Mr. Todd Bonsall, Manager – Geology & Operations (QP #1603-MMSA).

9.2	AGP Verification

AGP conducted data verification during the update of the current mineral resource. This included the built-in checks associated with importing data in HxGN MinePlan™ 16.2.1 (MinePlan), random checks of database assays compared with assay certificates, and review of the QAQC performance (Chapter 8.3). This data verification was supported by a site visit conducted on May 9, 2025. Exploratory data analysis, as discussed in Chapter 11, was an additional component of the data verification process.

9.2.1	AGP Site Visit

AGP conducted a site visit on May 9, 2025, for one day. The core logging, sampling and storage facilities are located at the Yerington Copper Project site in Yerington, Nevada (Figure 9-4). No drilling or core logging was underway during the site visit.

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Figure 9-4: Yerington Copper Project Site Office, Core Logging, Sampling and Storage Facilities

Source: Lion 2025

Meetings were held on site with Lion personnel.

9.2.2	Core Inspection

While on site, Mr. Maunula reviewed drill core from four drill holes (B-048, B-051, B-053A, B-056A) and compared it with recorded drill logs, visited core sampling and storage facilities, and inspected drilling sites. The review did not identify any material differences.

Figure 9-5 validates the box labelling for drill hole B-056A with the procedure provided by Lion. Figure 9-6 illustrates the footage tags within the box for drill hole B-056A.

Figure 9-5: B-056A Box Labels

Source: AGP 2025

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Figure 9-6: B-056A Box Footage Tags

SINGATSE PEAK SERVICES
BEAR PROJECT
HOLE
B-056A-24
BOX 325
2225.5-2234
2229.5

Source: AGP 2025

Figure 9-7 illustrates the host for the copper mineralization in drill hole B-048.

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Figure 9-7: B-048 Mineralized Section

B-048-15
2622-2712' → 1.24% Cu/90.1'
(2643.8-2678' → 1.80% Cu/34.5'

Source: AGP 2025

9.2.3	Field Inspections

Collar coordinates were inspected and confirmed for drill holes B-019, B-022 and B-056A. The collar position for B-056A is shown in the onion field where Lion’s geologist is standing (Figure 9-8). Drill hole B-056A was drilled in April 2024, so no evidence beyond perhaps slower growth is evident.

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Figure 9-8: B-056A Collar

Source: AGP 2025

9.2.4	Check Assays

Quarter core check assay samples, representative of copper mineralization, were collected from selected drill holes (B-048, B-051, B-053A and B-056A), and a standard reference material (A106010X) was inserted. The QP monitored the sampling and bagging of the check samples.

Figure 9-9 shows the core splitting conducted by Lion’s technician. The quarter core for drill hole B-051 is shown in the sample bag (Figure 9-10).

The samples were shipped via Old Dominion Freight Line, Inc. to Skyline in Tucson, AZ. The samples from B-048 and B-051 were previously assayed by Bureau Veritas; those from B-053A by ALS; and B-056A by Skyline.

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Figure 9-9: Splitting Check Assays

Source: AGP 2025

Figure 9-10: B-051 Quarter Core Check Assay

Source: AGP 2025

The check assay results are shown in Figure 9-11 and have confirmed the copper mineralization as reported in the original assays. The grade of the standard reference material (MEG A106010X) was also confirmed.

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Figure 9-11: Check Assay Results

Bear Project Check Assays
1.0000
0.9000
0.8000
0.7000
0.6000
0.5000
0.4000
0.3000
0.2000
0.1000
0.0000
TCu%
B-053A 2577-2582
B-056A 2255-2261
B-056A 2931-2935
B-048 2013-2018
B-051 2313-2317
106010X-0.215
Drill Hole + Footage Sampled
ORIGINAL ANALYSIS
DUPLICATES

Source: AGP 2025

9.3	Adequacy Statement

On completion of the data verification process, it is the QP’s opinion that the geological data collection, sampling, and QAQC procedures used by Lion for the Bear Project are consistent with accepted industry practices, and that the database is of suitable quality to support the mineral resource, as reported in Chapter 11.

It is the APG’s opinion that the data collection of historic data by Lion is adequate for the use of the mineral resource estimate for the following reasons:

●	sampling is representative of the deposit in both survey and geological context

●	twin holes and check assays have confirmed historical assays

SPS/Lion drill hole cores have been archived and are available for further checking.

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10	Mineral Processing and Metallurgical Testing

10.1	Summary

The QP has reviewed the geology of the deposit with the Lion geology team and assessed that the Bear deposit is contained within the same intrusive batholith as the Yerington deposit and MacArthur deposit. The Bear deposit mineralization sits within the same host rock mineralogy, and the primary copper-bearing mineral is chalcopyrite. Recovery of copper from the chalcopyrite can be achieved through two recovery mechanisms. A concentrator can produce a copper concentrate for smelting or apply a whole-ore leach and hydrometallurgical extraction technology to extract copper directly from the chalcopyrite on-site.

Core from the Bear deposit has yet to undergo any mineral processing or metallurgical test campaigns. After reviewing the mineralization, the QP recommends utilizing a 75% copper recovery as a baseline assumption for the resource estimate, representing a midpoint between expected milling flotation recovery and commercially proven chalcopyrite leaching technologies. John Marsden presented a white paper at World Mining Congress in 2023 discussing the future of copper hydrometallurgy and specifically chalcopyrite leaching. The white paper presented an 85% copper recovery for a mill, flotation, smelter process and 64% recovery for commercially proven chalcopyrite heap leaching technologies. Recent metallurgical results from the nearby Yerington deposit indicate that 75% recovery is a reasonable assumption for the mineral resource estimate.

10.2	Bear Deposit

The Bear deposit mineralization is contained within the Yerington Batholith that hosts the Yerington and MacArthur porphyry copper deposits. The Bear porphyry copper deposit exhibits the same lithology as Yerington, with 25-35% quartz, 10-20% K-feldspar, and 30-35% plagioclase feldspar being the dominant mineralogy. Hornblende (5-10%) and biotite (2-3%) are the dominant mafic minerals. Additionally, chlorite and minor muscovite are observed within the deposit. The MacArthur deposit is hosted in the same Bear Quartz Monzonite as the Bear deposit. The Yerington deposit is hosted in the Luhr Hill Quartz Monzodiorite, which has similar mineralogy but is richer in plagioclase feldspars and mafics.

The host rock mineralogy within the Yerington deposit (Table 10-1) is very similar to the generalized geologic description of the Bear Quartz Monzonite contained in the previous paragraph.

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Table 10-1: Yerington Phase 2 Optimization Testwork Bulk Composite Mineralogy

Host Rock Mineral (%)	Phase 2 Optimization
Pyrite	0.5
Biotite	2.0
Chlorite	4.0
Carbonates	1.2
Smectite	1.5
Kaolinite	0.6
Pyrophyllite	0.0
Quartz	30.4
Muscovite	12.0
Plagioclase Feldspar	33.0
K-Feldspar	7.7

Geologic logging of the Bear deposit has observed that copper mineralogy is nearly all chalcopyrite with minor bornite and no oxide or secondary copper mineralization. Table 10-2 shows the copper mineralogy for a bulk sample tested for the Yerington deposit. Aside from the trace chalcocite and copper clay mineralogy, the predominant copper mineralogy is similar to the assessed mineralogy for the Bear deposit.

Table 10-2: Yerington Phase 2 Optimization Testwork Bulk Composite Copper Mineral Speciation

Cu Minerals (%)	Phase 2 Optimization
Chalcopyrite	93.3
Copper Arsenides	0.0
Bornite	2.9
Chalcocite	1.4
Covellite	0.0
Copper Oxides	0.2
Cu Clays	1.3
Other Cu Minerals	1.0
Total	100.0

10.3	Adequacy Statement

Samuel does not see a fatal flaw in the application of a traditional mill-flotation-smelting flowsheet or a primary copper heap leach hydrometallurgical flowsheet to the Bear deposit based on the review of the Bear deposit mineralization. The historical and current testwork completed to date is of sufficient quality to support a mineral resource estimate.

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11	Mineral Resource Estimates

11.1	Database

The mineral resource estimate for the Project is based on drill hole data consisting of copper assays, multi-element data and logged alteration, lithology, structures and sulfide mineralization. A database of 79 drill holes with 25,825 assays was provided to AGP. Nineteen historic drill holes were excluded from the MRE based on location uncertainty or as located outside of the Bear Project mineralized footprint. A total of 25,422 assays remained in the filtered database. A total of 874 missing values were assigned a value of zero and included in the database.

Only total copper (Cu) was used for this mineral resource estimate.

11.2	Geological Models

The copper mineralization was divided into geographic zones as outlined in Table 11-1 and Figure 11-1. Within these geographic zones, the fault zones and indicator grade wireframes listed in Table 11-2 were developed. (Figure 11-2). The two indicator grade shells defined were based on the cut-offs >0.4 % Cu and >0.15% Cu.

No oxide mineralization has been interpreted for the Bear Project. All mineralization in this model is sulfide.

An alluvium surface (QAL) was interpreted from drill hole logging. Code 10 was assigned to QAL.

Table 11-1: Bear Project Geographic Zones

Name	Abbreviation	Code	Description
BEAR_ONE_1X	z1	41	Southwestern to Western part of Deposit
BEAR_ONE_2X	z2	42	Northwestern to Western part of Deposit
BEAR_ONE_3X	z3	43	Southeastern to Eastern part of Deposit
BEAR_ONE_4X	z4	44	Northeastern to Eastern part of Deposit
BEAR_ONE_5X	z5	45	Fault Zone, central portion of Deposit

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Figure 11-1: Isometric View of Geographic Zones Looking Northwest

Source: AGP 2025

Table 11-2: Bear Project Fault and Indicator Zones

Abbreviation	Code	Description
hg1	11	Indicator shell with +0.4% Cu material inside; western part of deposit; constrains grade estimation
hg2	12	Indicator shell with +0.15% Cu material inside; western part of deposit; constrains grade estimation
hge	21	Domain to constrain grade in eastern part of deposit
hgf1	31	Domain to constrain grade in fault portion of deposit
hgf2	32	Domain to constrain grade in fault portion of deposit

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Figure 11-2: Fault and Indicator Zone Wireframes (East-West Section View looking North)

Source: AGP 2025

Assays and the block model were coded by majority code from the wireframes listed in Table 11-1 and Table 11-2 with the fault and indicator wireframes having precedence over the geographic zone wireframes. Figure 11-3 and Figure 11-4 illustrate the coding in the section and plan, respectively.

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Figure 11-3: Drill Holes & Block Model Coded by Geological Wireframes (Section 312505E; view looking West)

Source: AGP 2025

Figure 11-4: Drill Holes & Block Model Coded by Geological Wireframes (Plan View)

Plan 750.0
N
42
45
44
11
31
12
21
41
43
4323000 N
4322000 N
4321000 N
4320000 N
4319000 N
4318000 N

Source: AGP 2025

11.2.1	Contact Analysis

Contact grade analysis was conducted for the geographic zones with the fault and indicator zones. Generally, the contacts defined were hard, which indicates a contrast between the grades proximal to the contact between the selected zones. Table 11-3 summarizes the contact relationships. The contact analysis supports the definition of the interpreted fault and indicator zones.

Table 11-3: Contact Analysis

10	11	12	21	31	32	41	42	43	44	45
10		H	H	H	H	H	H	H	H	H	H
11			H	N	H	H	H	H	N	N	H
12				N	H	H	H	H	N	N	H
21					N	N	N	N	H	H	H
31						H	N	H	H	H	H
32							H	H	N	N	H
41								F	N	N	F
42									N	N	N
43										F	H
44											F
45											

TYPE	
S	Soft
F	Firm
H	Hard
N	No Contact

Figure 11-5 illustrates the “hard” contact relationship between the low-grade [12] and high-grade indicator [11] shells. At the contact, the mean grade is 0.49% Cu versus 0.38% Cu (78% of the high-grade indicator average within 5 m of contact) for Zones 11 and 12, respectively.

Figure 11-5: +0.4% Cu Indicator Shell [11] - +0.15% Cu Indicator Shell [12]

Source: AGP 2025

Figure 11-6 illustrates the “hard” contact relationship between the low-grade indicator shell [12] with the host rock [41]. At the contact, the mean grade is 0.21% Cu versus 0.14% Cu (67% of the low-grade indicator average value within 5 m of contact) for Zones 12 and 41, respectively.

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Figure 11-6: +0.15% Cu Indicator [12] - Southwestern to Western part of Deposit [41]

Source: AGP 2025

11.3	Exploratory Data Analysis

11.3.1	Assays

Exploratory data analysis (EDA) was conducted on the assay data; the box plot by zone code is shown in Figure 11-7. The fault and indicator zones (11 to 32) reflect higher grades than the host lithologies (41 to 45).

Figure 11-7: Assay Box Plot

Source: AGP 2025

11.3.2	Composites

The raw assay values were composited to 3.05 m and 15 m intervals with the defined zones. The 3.05 m composites were used for inverse distance (ID) weighting and ordinary kriging (OK) grade estimation, and 15 m composites for nearest neighbour (NN) grade estimation. Unassayed intervals were recorded as zero grade and composited.

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Table 11-4 summarizes the 3.05 m composite statistics for capped and uncapped copper grades. The outlier analysis for the determination of the capped grades is discussed in the following section.

Table 11-4: 3.05m Composite Statistics

	Zone	Count	Min	Max	Mean	CV
Cu		16653	0.000	3.348	0.119	1.59
	10	3482	0.000	0.363	0.002	8.48
	11	718	0.031	3.305	0.557	0.57
	12	2774	0.000	3.348	0.277	0.69
	21	379	0.020	2.216	0.289	0.76
	31	527	0.001	2.301	0.324	0.82
	32	89	0.000	1.001	0.142	1.08
	41	3823	0.000	1.577	0.075	1.07
	42	2459	0.000	0.705	0.041	1.30
	43	197	0.003	0.289	0.053	0.95
	44	1450	0.000	1.119	0.050	1.54
	45	755	0.000	0.960	0.067	1.20
Capped Cu		16653	0.000	2.638	0.119	1.57
	10	3482	0.000	0.363	0.002	8.48
	11	718	0.031	2.638	0.556	0.56
	12	2774	0.000	2.095	0.277	0.67
	21	379	0.020	1.794	0.288	0.73
	31	527	0.001	1.780	0.322	0.79
	32	89	0.000	0.855	0.140	1.03
	41	3823	0.000	0.879	0.075	1.04
	42	2459	0.000	0.602	0.041	1.29
	43	197	0.003	0.200	0.051	0.86
	44	1450	0.000	0.868	0.050	1.48
	45	755	0.000	0.503	0.066	1.02

Table 11-5 summarizes the 15 m composite statistics for capped and uncapped copper grades.

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Table 11-5: 15m Composite Statistics

	Zone	Count	Min	Max	Mean	CV
Cu		3585	0.000	3.096	0.124	1.42
	10	732	0.000	0.262	0.002	7.49
	11	168	0.117	2.014	0.548	0.42
	12	620	0.000	3.096	0.280	0.61
	21	79	0.028	0.859	0.288	0.55
	31	111	0.054	1.021	0.320	0.63
	32	25	0.006	0.692	0.152	0.88
	41	826	0.000	0.562	0.077	0.82
	42	516	0.000	0.311	0.042	1.05
	43	44	0.003	0.230	0.057	0.83
	44	301	0.000	0.429	0.050	1.18
	45	163	0.000	0.553	0.069	0.96
Capped Cu		3585	0.000	2.095	0.123	1.39
	10	732	0.000	0.262	0.002	7.49
	11	168	0.117	2.014	0.548	0.42
	12	620	0.000	2.095	0.278	0.53
	21	79	0.028	0.859	0.288	0.55
	31	111	0.054	1.021	0.319	0.63
	32	25	0.006	0.692	0.152	0.88
	41	826	0.000	0.562	0.077	0.82
	42	516	0.000	0.311	0.042	1.05
	43	44	0.003	0.200	0.056	0.79
	44	301	0.000	0.429	0.050	1.18
	45	163	0.000	0.503	0.068	0.93

11.3.3	Outlier Analysis

Copper composite grades were reviewed for capping using probability plots and disintegration analysis. The log probability shows a linear trend for the final highest grades with little or no observable “break.” This, along with a low coefficient of variation (CV), supported using uncapped grades for grade interpolation. However, due to low sample density and to minimize extrapolation of the higher grades, from one to six composites were capped within each group. A total of 19 composites, or 0.11%, were capped. The capped copper statistics for the 3.05 m composites are reported in Table 11-6.

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Table 11-6: Copper Cap Grades, 3.05m Composites

Zone	# Capped	Cu % Cap
11	1	2.638
12	1	2.095
21	1	1.794
31	2	1.780
32	1	0.855
41	1	0.879
42	1	0.602
43	6	0.200
44	2	0.868
45	3	0.503

11.4	Variography

The approach used to develop the variogram models employed Sage2001© software. Directional sample correlograms were calculated along azimuths of 0, 30, 60, 120, 150, 180, 210, 240, 270, 300, and 330 degrees. For each azimuth, sample correlograms were also calculated at dips of 30 and 60 degrees in addition to horizontal. Lastly, a correlogram was calculated in the vertical direction. Using the thirty-seven sample correlograms, an algorithm determined the best-fit model nugget effect and two nested structure variance contributions. After fitting the variance parameters, the algorithm then fitted an ellipsoid to the thirty-seven ranges from the directional models for each structure. The anisotropy of the correlation was given by the range along the major, semi-major, and minor axes of the ellipsoids and the orientations of these axes for each structure. AGP reviewed the fitted variogram and adjusted it to reflect the mineralization.

Table 11-7 presents the variogram parameters used for ordinary kriging.

Table 11-7: Correlogram Models

Zone	Lag (m)	Structure (Correlogram, Sill=1)			LH Rot Z	RH Rot X	LH Rot Y	X Range	Y Range	X Range
					(°)	(°)	(°)	(m)	(m)	(m)
41, 42 (incl 11,12)	25	Nugget	C0	0.40
		Spherical	C1	0.55	-57	5	93	250	30	20
		Spherical	C2	0.05	89	93	-78	75	700	1200
43, 44 (incl 21)	100	Nugget	C0	0.43
		Spherical	C1	0.12	52	54	32	300	175	225
		Spherical	C2	0.45	-97	5	1	350	250	1200
45 (incl 31,32)	50	Nugget	C0	0.42
		Spherical	C1	0.53	-15	-67	85	215	220	25
		Spherical	C2	0.05	-13	75	-69	125	1200	730

Note: MinePlan and Vulcan rotation convention. ZXY-LRL (Left-hand-Right-hand-Left-hand rotation convention)

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11.5	Density Assignment

The bulk density of 2.6 g/cm3 was used based on historic testwork of sulfide material from Yerington and MacArthur deposits.

11.6	Model Framework

Block model parameters were defined to reflect the drill spacing and geometry of the deposit and selective mining unit (SMU). Table 11-8 summarizes the block model limits, block size, and count. The resource model used metric units. Imperial units for drill hole footages and collars were converted to metric.

Table 11-8: Block Model Limits

	Minimum (m)	Maximum (m)	Range (m)	Block Size (m)	Count
X	308405	315680	7275	25	291
Y	4317190	4323590	6400	25	256
Z	-165	1455	1620	15	108

Block models were defined for grade estimation using nearest neighbor, inverse distance weighting and ordinary kriging. Table 11-9 summarizes the item names and associated descriptions. Additional items, such as distance to nearest composite or number of composites, collected information to assist with resource classification.

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Table 11-9: Block Model Item Description

Item	Description
TOPO	Percent below topography surface
ZONE	Mineralization/host rocks
CUOK	OK Uncapped Copper
CUCOK	OK Capped Copper
CUID	ID2 Capped Copper
CUID3	ID3 Capped Copper
CUNN	NN Capped Copper
CLASS	Final Resource Classification
OKDST	OK Distance to nearest composite used
NCMP	OK Number of composites used
NDH	OK Number of drill holes used
SG	Density
KVAR	OK Kriging variance
KVAR1	OK Combined variance
AVDST	OK Average distance of composites used
MXDST	OK Distance to farthest composite used
IDDST	ID2 Distance to nearest composite used
NNDST	NN Distance to nearest composite used
ID3DS	ID3 Distance to farthest composite used
ID3DH	ID3 Number of drill holes used
ID3CP	ID3 Number of composites used

The block model was coded based on the interpreted wireframes as summarized in Table 11-10.

Table 11-10: Zone Codes Used for Interpolation

Zone		Description
10	qal	Alluvium
11	hg1	CU_PCT_INDICATOR_0_4_-_INSIDE
12	hg2	CU_PCT_INDICATOR_0_15_-_INSIDE
21	hge	ZE_BEAR_GRADE_0.1
31	hgf1	ZFAULT_BEAR_GRADE_01
32	hgf2	ZFAULT_BEAR_GRADE_02
41	z1	Southwestern to Western part of Deposit
42	z2	Northwestern to Western part of Deposit
43	z3	Southeastern to Eastern part of Deposit
44	z4	Northeastern to Eastern part of Deposit
45	z5	Fault Zone, central portion of Deposit

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11.7	Resource Estimation

The Bear Project block model was interpolated using NN, ID2, ID3 and OK methods. The sample selection is summarized in Table 11-11. All block model grades, except for CUOK, were estimated using capped copper composite grades. The NN interpolation used the 15 m composites, and the ID2, ID3 and OK interpolations used the 3.05 m composites.

Table 11-11: Sample Selection

Method	Minimum No. of Samples	Maximum No. of Samples	Maximum No. of Samples/Drill Hole	Anisotropic Distance
NN	1	1	1	Y
ID2	5	15	5	Y
ID3	5	15	5	Y
OK	5	15	5	y

Note: NN=Nearest Neighbor

ID2=Inverse Distance Weighting Squared

ID3=Inverse Distance Weighting Cubed

OK=Ordinary Kriging

The search ellipses are listed in Table 11-12. The variogram parameters are recorded in Table 11-7. Only one pass was used for grade interpolation.

Table 11-12: Search Ellipses by Zone

Zone	Search Anisotropy	ROT (°)	DIPN (°)	DIPE (°)	MAJOR (m)	MINOR (m)	VERTICAL (m)
11, 12	ZXY-LRL	300	3	-25	1000	900	300
21	ZXY-LRL	9	-2	14	1000	900	300
31,32	ZXY-LRL	340	17	-60	1000	900	300
41,42	ZXY-LRL	300	3	-25	500	400	100
43,44	ZXY-LRL	9	-2	14	500	400	100
45	ZXY-LRL	340	17	-60	500	400	100

Note: MinePlan and Vulcan rotation convention.

11.8	Block Model Validation

The grade interpolation was visually verified by comparing local composite grade with the estimated block grades. Figure 11-8 illustrates the comparison between the 15 m composite Cu% grade with the OK Cu% grade. The visual verification confirms the agreement between the grades.

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Figure 11-8: Block Model Visual Verification, Capped Cu%; Section 310855E; view looking West

Source: AGP 2025

Block model validation was conducted using a boxplot to compare the composite grades with the OK grade. The boxplot, shown in Figure 11-9 confirms the estimation of the OK grade relative to the composite grade.

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Figure 11-9: Capped Cu OK versus 3.05 m Capped Composite Grade Boxplot

Source: AGP 2025

The block model was also validated using swath plots to compare the composite grades and the various interpolation methods. The swath plot (Figure 11-10) shows the correlation (by elevation) between the composite and model grades for the ID3 and OK interpolation. The OK grade is slightly smoother than the ID3. Comparisons with the other interpolation methods did not identify any validation issues.

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Figure 11-10: Swath Plot—OK versus ID3 versus 3.05 m Capped Cu Grade

CUCOK (blue) vs CUID3 (orange)
Bear Project
bmokid
comp305m
Volume
Count
Mean CUID3
Mean
ELEV
Volume
Count (of 16653)
0.00
0.05
0.10
0.15
0.20
0.25
0.30
0
200
400
600
800
1000
1200
1400
0M
2M
4M
6M
8M
10M
12M
14M
16M
18M
0
500
1000
1500
2000
2500
3000
3500

Source: AGP 2025

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11.9	Classification of Mineral Resources

The mineral resource estimates were classified in accordance with the definitions in S-K 1300.

The mineral resource estimates were initially assigned based on data density in coordination with mineralization continuity. Mineral resource classification was then refined based on the statistics collected during interpolation and considered geologic continuity and mining production. No measured mineral resources were defined. For the indicated mineral resources, the spacing was 150 m and required at least two drill holes used for estimation. For inferred mineral resources, the spacing was less than 400 m. In part, the spacing for the classification was derived from the range of the first structure of the correlogram models. Grades estimated with a spacing beyond 400 m were unclassified.

Grooming was conducted on the initial resource classification to remove isolated pockets of different resource classifications by upgrading or downgrading to the surrounding resource classification. Figure 11-11 shows the mineral resource classification, in plan view, within the resource pit.

Figure 11-11: Resource Classification; Plan View

Source: AGP 2025

Note: Only Indicated [2] and Inferred [3] mineral resources are shown (in cyan and red colors respectively).

The green outline is the resource pit shell.

The corresponding codes and descriptions for resource classification are shown in Table 11-13.

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Table 11-13: Resource Classification Codes

Class
<1	Undefined
1	Measured
2	Indicated
3	Inferred

11.9.1	Resource Classification Uncertainty

Mineral resource uncertainties regarding sampling and drilling methods, geological modelling and estimation were incorporated into the classifications assigned. The areas with fewer uncertainties were classified as Indicated mineral resource.

The areas of greatest uncertainty were assigned the inferred mineral resource category. These are areas corresponding to areas with greater than 150 m drill spacing. Due to lack of drill density, there is lower confidence in grade continuity. Additional drilling would resolve the uncertainty and contribute to upgrading the resource classification.

Some uncertainty lies with the historical drill data incorporated in the resource model, arising from logging, assaying, and survey location uncertainty. Infill and/or twin hole drilling would reduce the potential errors arising from historical data. As multiple holes are used for grade interpolation and not single holes, that reduces the potential uncertainty and allows for the classification of indicated mineral resources using historical data.

11.10	Cut-off Grade

To satisfy the requirements for reasonable prospects for eventual economic extraction, AGP generated a resource pit shell to report the mineral resources for the Bear Project. The assumed parameters are outlined in Table 11-14. A 100 m offset was assumed relative to the Walker River.

A cut-off grade of 0.10% Cu was determined based on the assumptions listed in Table 11-14. Mineral resources can be sensitive to the reporting cut-off grade.

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Table 11-14: Design Criteria

Description	Parameter
Metal Price, US$/lb	4.44
Net Price after Smelting, Refining, Transportation and Royalty, US$/lb	4.22
Oxide Recovery	—
Sulfide Recovery	75%
Average Pit Slope in overburden, degrees	40
Average Pit Slope in bedrock, degrees	45
Oxide (ROM) Cut-off Grade, Cu%	-
Transition Cut-off Grade, Cu%	-
Sulfide Cut-off Grade, Cu%	0.10

11.11	Mineral Resource Statement

The mineral resources for the Bear Project are indicated mineral resources of 1,064 Mt at 0.29 Cu%; and inferred mineral resources of 1,770 Mt at 0.22 Cu%. Mineral resources are reported at a copper cut-off grade of 0.10 Cu% constrained within an optimized resource pit shell.

Table 11-15 presents the mineral resources for the Bear Project.

Table 11-15: Bear Project Mineral Resource Statement

Material	Cut-off Grade (Cu%)	tonnes (Mt)	Cu%	Contained Cu (000 Cu lbs.)
Indicated Sulfide	0.10	1,064	0.29	6,710,000
Inferred Sulfide	0.10	1,770	0.22	8,770,000

Note:

1. The mineral resources are reported in situ and are current as of October 31, 2026.

2. AGP is responsible for this mineral resource estimate.

3. The mineral resources are reported within a conceptual pit shell that used the following input parameters: a break-even economic cut-off grade of 0.10 %Cu for sulfide material based on assumptions of a net copper price of US$4.22/lb (after smelting, refining, transportation and royalty charges) and 75% recovery in sulfide material, base mining costs of $2.22/t and processing plus G&A costs of $4.94/t.

5. The mineral resource estimates were classified in accordance with the definitions in S-K 1300.

6. AGP is not aware of any known environmental, permitting, legal, taxation, socio-political, financial, or other relevant issues that could materially affect the mineral resource.

7. The Company controls most of the property required for the future development of the Bear Deposit and remains engaged in ongoing property acquisitions.

8. Calculations used metric units (meters, tonnes). Metal contents in the above table are presented in percent, pounds, and tonnes. Metric tonnages and pounds were rounded, and any discrepancies in total amounts are due to rounding errors.

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11.12	Reasonable Prospects of Economic Extraction

The open pit shells were completed with various input parameters including estimates of the expected mining, processing, and G&A costs, as well as metallurgical recoveries, pit slopes and three-year trailing metal prices (Table 11-16). AGP and Samuel worked together with Lion and the study team personnel to select appropriate operating cost parameters.

Geotechnical sectors used for the mineral resource were based on AGP’s review of past operating reports. Pit slopes ranged from 40-45 degrees.

Table 11-16: Conceptual Parameters Used for Constraining Pit Shell Generation

Parameter	Unit	Assumption
Copper Price	US$/lb.	4.44
Payable Metal	%	99.5
Total Transport Cost	US$/lb.	0.05
Royalty	US$/lb.	011
Net Copper Price	US$/lb.	4.22
OPEX Estimates
OP Mining Cost	US$/t mined	2.22
Process Cost	US$/t processed	4.44
G&A	US$/t processed	0.49
Total Processing Cost	US$/t processed	4.94
Recovery and Dilution
Mining Recovery	%	100
Process Recovery	%	75
Other
Pit Slope in Overburden	°	40
Pit Slope in Rock	°	45
Cut-Off Grade (COG)
Reporting COG	% Cu	0.10
Resource Class		MII

Notes: G&A = general and administrative; OP = open pit; RC = refining costs; TC = treatment costs.

MII = Measured, indicated and inferred mineral resource classes

11.13	QP Statement

AGP note that the Bear Project is of a style of porphyry copper that is well known from past mining activity and completed drilling. Any issues arising in relation to relevant technical and economic factors likely to influence the process of economic extraction can be resolved with further study and testwork.

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Factors that may affect the Mineral Resource estimates include:

●	changes to the assumptions used to generate the copper cut-off grade
●	changes to geological and mineralization shape
●	changes to grade continuity assumptions
●	density and domain assignments
●	changes to geotechnical, mining, and metallurgical recovery assumptions
●	changes to the input and design parameter assumptions that pertain to the conceptual pit designs constraining the mineral resources
●	ability to negotiate with surface rightsholders in the proposed operations areas to support future mine designs and operations
●	assumptions as to the ability to access the site, to retain mineral and surface rights titles, maintain environment and other regulatory permits
●	maintaining the social license to operate

The Bear Project is to advance through additional stages of study that provide sufficient time before a final decision is made to address any shortfalls in information regarding the Project. This could include additional drilling, testwork and engineering studies to mitigate identified issues with the estimates.

AGP is not aware of any known environmental, permitting, legal, taxation, socio-political, financial, or other relevant issues that could materially affect the estimation of mineral resources that are not discussed in this report.

11.13.1	Mineral Resource Estimate

Reported mineral resources were classified in accordance with the definitions in S-K 1300. with material reported as in situ at the Bear Project. AGP is responsible for the Bear Project mineral resource estimates.

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12	mineral reserve estimates

Not applicable. No Mineral Reserves have been estimated.

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13	Mining Methods

No required for this Initial Assessment. No detailed mine plan has been prepared.

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14	Recovery Methods

Not required for this Initial Assessment. Preliminary metallurgical assumptions are discussed in Chapter 10.

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15	Infrastructure

Not required for this Initial Assessment. Commodity price assumptions are presented in Chapter 11.

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16	Market Studies

Not required as a separate chapter for this Initial Assessment. Material environmental and permitting considerations are addressed elsewhere in the Technical Report Summary.

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17	Environmental Studies, Permitting, and Plans

Not required as a separate chapter for this Initial Assessment. Material environmental and permitting considerations are addressed elsewhere in the Technical Report Summary.

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18	Capital and Operating Costs

Not required as a separate chapter. Preliminary unit-cost assumptions supporting RPEEE are presented in Chapter 11.

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19	Economic Analysis

Not required for this Initial Assessment. No economic cash-flow analysis has been completed.

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20	Adjacent Properties

20.1	Mason Project

The Mason Project, which is held by Hudbay, is located approximately 4.5 miles southwest of the Bear Project. The Mason Project is a typical copper-molybdenum porphyry system hosted within a Jurassic quartz monzonite. The mineralization is described as closely associated with the quartz monzonite porphyry dikes. AGP was not able to independently verify the information Hudbay (2023) provided. The mineralization for the Mason Project is not necessarily indicative of the mineralization present at the Bear Project.

The current mineral resource estimate for the Mason Project is summarized in Table 20-1.

Table 20-1: Mason Project Mineral Resource (Hudbay, 2023)

Category	Tonnes (000s)	Cu (%)	Mo (g/t)	Au (g/t)	Ag (g/t)
Measured	1,417,000	0.29	59	0.031	0.66
Indicated	801,000	0.30	80	0.025	0.57
Measured and Indicated	2,219,000	0.29	67	0.029	0.63
Inferred	237,000	0.24	78	0.033	0.73

Note: Totals may not add up correctly due to rounding.

1.	Mineral resource estimates that are not mineral reserves do not have demonstrated economic viability.
2.	Mineral resource estimates do not include factors for mining recovery or dilution.
3.	Metal prices of $3.10 per pound copper, $10.00 per pound molybdenum, $1,500 per ounce gold, and $18.00 per ounce silver were used to estimate mineral resources.
4.	Mineral resources are estimated using a minimum NSR cut-off of $6.25 per tonne.
5.	Mineral resources are based on resource pit designs containing measured, indicated, and inferred mineral resources.
6.	Effective date: January 1, 2021.

20.2	Pumpkin Hollow Project

The Pumpkin Hollow Project, which is controlled by Anthem Copper Corp., is located approximately 10 miles southeast of the Bear Project. The Pumpkin Hollow Project is dominantly a copper and magnetite skarn, forming from Jurassic quartz monzonite and quartz monzonite porphyries intruding the limestones of the Triassic Mason Valley Formation and calcareous argillites and siliceous shales, siltstones, and limestones of the Triassic Gardnerville Formation. AGP was not able to independently verify the information Nevada Copper (the former operator, 2019) provided. The mineralization for the Pumpkin Hollow project is not necessarily indicative of the mineralization present at the Bear Project.

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The Pumpkin Hollow Project mineral resource is summarized (Nevada Copper, 2019) for underground (Table 20-2) and open pit (Table 20-3).

Table 20-2: Pumpkin Hollow Project Underground Mineral Resource (Nevada Copper, 2019)

Category	Cut-off Grade Cu (%)	Tons (millions)	Cu (%)	Au (oz/t)	Ag (oz/t)
Measured	0.75	12.1	1.60	0.006	0.127
Indicated	0.75	41.9	1.33	0.005	0.112
Measured and Indicated	0.75	54.1	1.39	0.005	0.116
Inferred	0.75	29.2	1.09	0.003	0.064

Notes: Totals may not add up correctly due to rounding.

1. Includes East and E2 deposits.

2. Measured and indicated mineral resources are stated inclusive of reserves.

3. Resources are constrained by a 0.5% Cu mineralized interpretation.

4. Effective date for the Underground Mineral Resource is April 15, 2019.

5. Mineral resource estimates that are not mineral reserves do not have demonstrated economic viability.

Table 20-3: Pumpkin Hollow Project Open Pit Mineral Resource (Nevada Copper, 2019)

Category	Cut-off Grade Cu (%)	Tons (millions)	Cu (%)	Au (oz/t)	Ag (oz/t)
Measured	0.12	134.0	0.561	0.002	0.064
Indicated	0.12	419.0	0.417	0.001	0.051
Measured and Indicated	0.12	553.0	0.452	0.002	0.054
Inferred	0.12	28.0	0.358	0.001	0.040

Notes: Totals may not add up correctly due to rounding.

1. Cut-off grades are based on a price of US3.75/lb Cu, US$1,343/oz Au, and US$19.86/oz Ag.

2. Metallurgical recoveries of 90% were used for the North Pit and 88% for the South Pit.

3. Measured and indicated mineral resources are stated inclusive of reserves.

4. Effective date for the Open Pit mineral resource is January 21, 2019.

5. Mineral resource estimates that are not mineral reserves do not have demonstrated economic viability.

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21	Other Relevant Data and Information

21.1	Yerington Copper Project

The Yerington Copper Project is at a Pre-feasibility Study (PFS) stage and is contiguous with the Bear Project.

The PFS of the Yerington Copper Project draws upon measured and indicated mineral resources from the Yerington deposit, Vat Leach Tailings (VLT) stockpile, and MacArthur deposit areas, which have been converted to reserves. The mineral reserves are comprised of Proven 225.6 million tons (Mtons) grading 0.23% copper and Probable 281.0 Mtons grading 0.20% copper for a total of 506.6 Mtons grading 0.21% copper.

The PFS indicates that the Yerington Copper Project holds potential for phased open-pit mining with heap leach extraction. The Yerington pit would feed oxide and sulfide material to two adjacent but separate Heap Leach Facilities (HLF). The sulfide material would go to a dedicated sulfide HLF equipped with a 34 million tons per annum (Mtpa) crushing and agglomerating system that employs conveyors for material stacking. The sulfide HLF would utilize a bioleaching process. The Yerington oxide material would be placed on a separate oxide HLF as run-of-mine (ROM) from the Yerington pit and the residuals. Approximately 5 miles north of the Yerington pit, ROM oxide material from the North Ridge pit, the Gallagher pit, and the MacArthur pit will be stacked on an additional oxide HLF adjacent to the MacArthur deposit.

The total material stacked (sulfide and oxide) would amount to 506.6 Mtons with a grade of 0.21% total copper. Of this, the sulfide tonnage of 233.8 Mtons with a grade of 0.26% copper would undergo crushing and agglomeration before placement on the Nuton HLF. The remaining oxide tonnage of 272.8 Mtons with a grade of 0.17% copper would be situated on the two separate oxide HLFs. The processing facilities would include two separate conventional solvent extraction (SX) electrowinning (EW) circuits, one at MacArthur and one at Yerington, with a single combined EW circuit co-located with the Yerington SX (Samuel Engineering, 2025).

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22	Interpretation and Conclusions

22.1	Introduction

AGP and Samuel note the following interpretations and conclusions based on the review of data available for this report.

22.2	Mineral Tenure, Surface Rights, Water Rights, Royalties and Agreements

22.2.1	Mineral Tenure and Title

The Bear Project lies within the Yerington District where Lion/SPS controls over 45.0 square miles of property.The Bear deposit lies beneath the Yerington Mine Site (comprised of Lion/SPS owned private land and unpatented lode claims) and private property to the north and east of the Yerington Mine Site. The portion of the Bear deposit under the sulfide tailings is controlled by private ground and unpatented mining claims.

The Bear deposit lies partially beneath six optioned land parcels, held by three landowners, totalling 2,205.33 acres, which are controlled by Lion via option leases between SPS and private landowners.

In addition to the lands described above, SPS maintains a significant land package in the Yerington District to cover the assets of the Yerington Copper Project. This land package includes 82 patented claims and 1,155 unpatented claims. The unpatented claims are located on lands administered by the US Department of Interior, Bureau of Land Management.

SPS does not presently own or control all surface and/or other property interests that may ultimately be required for future development of the Bear Project.

22.2.2	Royalty

The purchase of the Arimetco assets was accomplished through a US$ 500,000 cash payment, 250,000 shares of Quaterra (predecessor to Lion) common stock, and a 2% net smelter return (NSR) royalty capped at US$ 7.5 million on production from any claims owned by its subsidiary Quaterra (including Quaterra’s MacArthur Property and private optioned lands) in the Yerington District. This royalty does not apply to any production after 2036.

County property parcel 014-401-07 has a 2% NSR, which can be bought down to 1% for US$ 500,000, while county property parcels 014-401-08 and 014-401-09 have a 2% NSR, which can be bought down to 1% for US$ 750,000.

Additionally, a 2% NSR, which can be bought down to 1% for US$ 1,000,000 which applies to any production beneath the unpatented claims as part of an agreement between North Exploration LLC and SPS.

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22.2.3	Water Rights

Lion owns 6,014.52 acre-ft of primary groundwater rights that are permitted for Mining and Milling uses. In addition, two of the private land option agreements provide Lion the option to acquire certain water rights that are currently permitted for Irrigation use. The types of water rights optioned with the private land are Walker River Decree rights paired with Supplemental Groundwater rights, and NewLand storage rights. The Walker River Decree rights have potential to be permitted for mining use.

In addition to the optioned property, SPS owns private lands (along with additional patented mining claims) that were acquired on April 27, 2011, when SPS closed a transaction under which assets of Arimetco, Inc. (Arimetco), a Nevada corporation, were acquired.

Private properties and patented claims not overlying the known Bear deposit were also acquired when the Arimetco assets were acquired. Additionally, SPS also privately owns 23 properties that overlie the Bear deposit.

22.2.4	Baseline Studies

A portion of the Bear deposit sits beneath an area under active NDEP-supervised remediation with third-party liability. Environmental baseline studies and permitting requirements will be necessary as the Bear Project advances. These baseline studies should be similar to those used in the Yerington Copper Project.

22.2.5	Permits

Most drilling completed by Lion has been on private land and has not required any State or Federal permits. One drill hole, GHH-001, was on federal BLM land. A Notice of Intent (NOI) was issued to complete this drill hole, which limits disturbance to five acres. The NOI included a map and description of work, supported by a reclamation bond. The drill hole was abandoned, and the drill pad was reclaimed, which closed the NOI and released the reclamation bond.

22.3	Geology and Mineralization

The Bear deposit represents a Jurassic-aged porphyry copper deposit hosted in porphyry dikes that formed in stocks of the Yerington Batholith. The Bear porphyry system has been tilted westerly through a series of flat to steeply dipping normal faults.

The mineralized footprint of the Bear deposit extends 2.5 miles (4 km) in length in a northwest-southeast direction and 1.7 miles (2.7 km) in length in the northeast-southwest direction. Mineralization in the Bear deposit is concealed under approximately 200 to 1,200 ft of post-mineral alluvial and Tertiary volcanic cover.

The copper mineralization and alteration throughout the Yerington District are unusual for porphyry copper camps in that the mineralization occurs in WNW-striking bands separated by bands of lesser grade. Much of this geometry is influenced by the strong, district-wide WNW structural grain observed in fault, fracture and, especially, porphyry dike orientations. The orientations of the porphyry dikes in the Bear deposit have been confirmed via oriented core measurements, with most indicating a WNW orientation and a northerly dip of 40° to 50°.

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No oxide copper or chalcocite mineralization has been identified in the Bear deposit. Chalcopyrite (CuFeS2) is the dominant copper sulfide mineral occurring with minor bornite (Cu5FeS4), primarily hosted in wispy, discontinuous EDM veinlets. In the higher-grade zones, the chalcopyrite tends to become coarse, occurring as large gobs and knots. These gobs and knots occur most frequently in the calc-silicate altered zones.

22.4	Exploration, Drilling and Sampling

The exploration programs completed to date are appropriate for the deposit style. Drilling, collar surveying, and geological and geotechnical logging are consistent with industry-standard practices.

Drill spacing varies from approximately 200 m in the better drilled areas to over 300 m on the less well drilled portions of the project.

The sample preparation, analysis, quality control, and security procedures conducted by Lion and are acceptable for mineral resource estimation. The sample preparation, analysis, quality control, and security procedures are sufficient to provide reliable data to support estimation of mineral resources. The information for the historic data is limited but an additional twin drill hole is planned to provide additional confirmation.

AGP conclude that the sampling preparation, security, analytical procedures, and quality control protocols used are consistent with generally accepted industry practices and therefore suitable for the purpose of mineral resource estimation.

22.5	Data Verification

Data verification performed by AGP included site visits, database checks and peer reviews.

The data verification programs by AGP concluded that the geological data collection, sampling, and QAQC procedures used by Lion are consistent with accepted industry practices, and that the database is of suitable quality to support mineral resource estimation.

22.6	Metallurgy

Metallurgical testwork has not yet been conducted for the Bear Project. Testwork will be required to evaluate flotation and primary copper heap leaching technologies to determine copper recovery variability, optimal processing method, and build a recovery model for the deposit. However, a recovery of 75% can be anticipated based upon test work from adjacent deposits and industry benchmarks outlined in Chapter 10.

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22.7	Mineral Resource Estimate

The Bear Project mineral resource estimate consists of pit constrained indicated and inferred mineral resources. This Bear Project mineral resource estimate used validated historic drill hole data generated by Anaconda and Phelps Dodge, along with drilling results by SPS and Lion in 2015, 2016, 2023 and 2024.

Historic and current drilling indicate that limits to the mineralization at the Bear Project have not yet been found, both horizontally and vertically.

The mineral resources for the Bear Project reported within a constraining resource pit shell using a cut-off grade of 0.10 Cu% are: indicated mineral resource of 1,064 Mt at 0.29 Cu%; and inferred mineral resource of 1,770 Mt at 0.22 Cu%. The mineral resources are current as of October 31, 2026. Classifications of indicated and inferred mineral resource have been assigned in accordance with the definitions in S-K 1300.

22.8	Risks and Opportunities

The risks and opportunities related to the mineral resource estimate, metallurgy, mining, and permitting as presented in this report include:

●	Further drilling may identify increases or decreases in mineral resource tonnage and mineralized material grade through the refinement of the mineralization geometry and grade continuity.

●	Metallurgical testing, combined with a better understanding of mineralogy and technologies, may demonstrate different recoveries than predicted.

●	Changes in future mining costs and copper prices could have a positive or negative impact on the Mineral Resource estimate copper cut-off grade, tonnage and grade.

●	Changes to the permitting requirements could impact the timing or scope of required work for the permit application and regulatory approvals.

●	Several optioned leases are subject to renewals between 2027 and 2029, risk to Lion in securing the land encompassed by the leases.

●	If agreements can be reached to purchase/option uncontrolled parcels, there could be an increase in the amount of material potentially mined and processed.

●	A risk is associated with the conversion of Walker River Decree rights to be permitted for mining use.

●	NDEP supervises third-party remediation, Lion’s liability is conditional on continuing to take reasonable steps.

22.9	Conclusions

Based on the work completed to date, the Bear Project illustrates a mineral resource that warrants further technical evaluation and study. Additional drilling and metallurgical testwork will be needed to upgrade the resources increasing their confidence.

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23	Recommendations

The Qualified Person Firms (AGP and Samuel) recommend that Lion advance the Bear Project as a component of the Yerington Copper Project’s development strategy. In this regard, the Qualified Person Firms have presented recommendations and accompanying budgetary allocations to ensure the availability of adequate information for the Project’s ongoing progression.

For detailed cost estimates categorized by area, please refer to Table 23-1.

Table 23-1: Recommended Budget

Area of Study	Approximate Cost ($USD)
Geology	$15,101,000
Metallurgy & Mineral Processing	$1,500,000
Environmental	$250,000
PEA Study	$2,500,000
TOTAL	$19,351,000

23.1	Geology

The following studies are recommended:

●	one twin hole (B-048 twins B-023B) supports the Anaconda historic drilling, and no Phelps Dodge drill holes have been twinned

○	a Phelps Dodge twin hole is recommended to support data validation; the cost estimate is $1.1 million

●	no bulk density measurements have been collected for the Bear Project

○	cost estimate is approximately $1,000

●	additional infill drilling to support upgrade of resource classification

○	cost estimate is $10 million

●	additional perimeter drilling to define limits of mineralization

○	cost estimate is $4.0 million

23.2	Metallurgy and Mineral Processing

Conduct scoping-level metallurgical testwork to assess ore characteristics and optimal processing methods across all identified geological domains. Cost estimate is $1.5 million.

23.3	Environmental

Advancement of the permitting process for the Bear Project is recommended. Mining methods must be established to determine further work, including water monitoring boreholes, water balance studies, and determining closure cost estimates; the cost estimate is $250,000.

23.4	PEA Study

To carry out the standard design activities for a PEA, a consortium of qualified firms, each specialized in their respective fields, will be engaged. The typical expenses for the PEA study encompass their fees, site visits, and collaborative design efforts. The management of these teams is encompassed within the customary costs of a PEA; the cost estimate is $2.5 million.

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24	References

24.1	Bibliography

Allan Spector and Associates, 1976. Report on Aeromagnetic Interpretation, Yerington Area, Nevada: Unpublished private report for Phelps Dodge Corporation, Western Office: Anaconda Collection – American Heritage Center, University of Wyoming, 48p.

AGP Mining Consultants Inc., 2026. Bear Project Mineral Resource Estimate National Instrument 43-101 Technical Report. Effective Date: July 21, 2026. Report for Lion Copper Corp.

Anaconda Collection – American Heritage Center, University of Wyoming, Laramie, Wyoming.

Chambers Group, Inc. and Golder Associates Inc., 2008: Phase I Environmental Site Assessment, Anaconda/Yerington Mine Site, Yerington, Lyon County, Nevada.

Dilles, J.H. and Proffett, J.M., 1995: Porphyry Copper Deposits of the American Cordillera: Arizona Geological Society Digest 20, p.306-315.

EDCON-PRJ, Inc., 2008: Acquisition and Processing of a Detailed Aeromagnetic Survey, Yerington Project. Prepared for Quaterra Alaska Inc. 12 p.

Eliopulos, G. E., 2016: Phase 2 Drill Program, Bear Deposit, Yerington, Nevada Rev. 2: unpublished private report for Singatse Peak Services, LLC. 10p.

Eliopulos, G.E., 2017: 2015-2016 Yerington District Exploration Drilling Program, Bear project, Lyon County, Nevada USA. 799p.

Halverson, M.O., 1963: Induced Polarization Survey of Part of The Yerington District, Lyon County, Nevada: unpublished private report for The Anaconda Company: Anaconda Collection – American Heritage Center, University of Wyoming, 15 p.

Hart, V. A., 1915: Report Montana-Yerington Prospect and Adjoining Properties near Yerington, Nevada: unpublished private report for International Smelting Company: Anaconda Collection – American Heritage Center, University of Wyoming, 11p.

Howard, Jr., K. L., 1979: Geological Reserves – Yerington District: unpublished private report for The Anaconda Company: Anaconda Collection – American Heritage Center, University of Wyoming, 4p.

Howard, Jr., K.L., 1980: Geologic Resource – Bear Deposit, Yerington District, Nevada: unpublished private report for The Anaconda Company: Anaconda Collection – American Heritage Center, University of Wyoming, 3p.

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Howard, Jr., K.L., and Ware, H., 1972: Summary Report on Anaconda and Phelps Dodge Activity in the Bear Area: unpublished private report for the Anaconda Company: Anaconda Collection – American Heritage Center, University of Wyoming, 8p.

Hudbay Minerals Incl, 2023: Hudbay Provides Annual Reserve and Resource Update. News Release 2023 No. 3.

Knopf, Adolph, 1918: Geology and ore deposits of the Yerington district, Nevada: U.S. Geol. Survey Professional Paper 114, 68p.

MacLeod, I. N., Ellis, R. G., 2013: Magnetic Vector Inversion, a simple approach to the challenge of varying direction of rock magnetization; ASEG Forum on the Application of Remanent Magnetization, 2013 ASEG general meeting.

Marsden, J.O., 2023: The Future of Copper Hydrometallurgy – Chalcopyrite Heap Leaching. World Mining Congress, 2023.

McAlister, E.O., 1960: Sketch of Magnetic and I.P. Results in the McLeod Hill Area: unpublished private map for The Anaconda Company: Anaconda Collection – American Heritage Center, University of Wyoming, 2p.

MIRA Geoscience: Bear Deposit Constrained Gravity and Magnetic Modelling: November 2015: unpublished Technical Report No. 4434 for Singatse Peak Services prepared by Mira Geosciences, Vancouver, B.C.

MIRA Geoscience: Addendum to Mira Report #4434 for Singatse Peak Services. Bear Deposit Constrained Gravity and Magnetic Modelling: November 2015: unpublished Technical Report for Singatse Peak Services prepared by Mira Geosciences, Vancouver, B.C.

Moore, James G., 1969: Geology and Mineral Deposits of Lyon, Douglas, and Ormsby Counties, Nevada: Nevada Bureau of Mines and Geology, Bulletin 75, 45p.

Nelson, P.H. and Van Voorhis, G.D., 1983: Estimation of sulfide content from induced polarization data, GEOPHYSICS, V.48, No. 1, pp. 62-75.

Nevada Administrative Code (NAC), 2022. Chapter 445A – Water Controls. Revised Date: 5-22.

Nevada Copper Corp., 2019: Pumpkin Hollow Project, Open Pit and Underground Mine Prefeasibility Study, Nevada U.S.A.

Proffett, Jr., J. M., and Dilles, J. H., 1984: Geologic Map of the Yerington District, Nevada: Nevada Bureau of Mines and Geology, Map 77.

Proffett, J.M. and Proffett, B.H., 1976: Stratigraphy of the Tertiary Ash-Flow Tuffs in the Yerington District, Nevada: Nevada Bureau of Mines and Geology, Report 27.

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Proffett, Jr., J, 1967, Progress Report of the Bear-Lagomarsino Area: unpublished private report, The Anaconda Company, 43p.

Sales, Reno H., 1915: Report on the Montana Yerington mine, Yerington, Nevada: unpublished private report for Anaconda Copper Mining Company: Anaconda Collection – American Heritage Center, University of Wyoming, 7p.

Samuel Engineering, 2025: NI 43-101 Technical Report, Yerington Copper Project, Lyon County, Nevada. Report for Lion Copper Corp.

SRK Consulting (US), Inc., 2010: Phase I Environmental Site Assessment Update, Anaconda/Yerington Mine Site.

SRK Consulting (US), Inc., 2011: Phase I Environmental Site Assessment, Anaconda/Yerington Mine Site.

Ware, G.H., 1972: Geophysical Information, Bear-Lagomarsino Area: unpublished private report for Anaconda Copper Mining Company: Anaconda Collection – American Heritage Center, University of Wyoming, 4 p.

Ware, G. H., 1979: In-situ induced-polarization and magnetic susceptibility measurements – Yerington mine, GEOPHYSICS, V. 44, No. 8, pp.1417-1428.

Wesnousky, S.G., 2005: The San Andreas and Walker Lane fault systems, western North America: transpression, transtension, cumulative slip and the structural evolution of a major transform plate boundary: Journal of Structural Geology, v. 27, no. 8, p. 1505–1512.

Zonge International Inc., 2016: Induced Polarization Survey, Bear Project. Lyon County, Nevada. Prepared for Singatse Peak Services, LLC. 44p.

Zonge International Inc., 2017: Induced Polarization Survey, YMD IP Project. Lyon County, Nevada. Prepared for Singatse Peak Services, LLC. 55p.

Zonge International Inc., 2023: IP/Resistivity Survey Vol II: Bear Project Lyon County, NV. Data Acquisition and Processing Report. Prepared for Singatse Peak Services, LLC. 16p.

24.2	Units of Measure

Table 24-1: Units of Measure

Unit	Abbreviation	Unit	Abbreviation
Above mean sea level	amsl	Acre	ac
Ampere	A	Annum (year)	a
Billion	B	Billion tonnes	Bt
British thermal unit	BTU	Centimeter	cm
Cubic centimeter	cm3	Cubic feet per minute	cfm

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Unit	Abbreviation	Unit	Abbreviation
Cubic feet	ft3	Cubic feet per second	ft3/s
Cubic inch	in3	Cubic meter	m3
Cubic yard	yd3	Coefficients of variation	CVs
Day	d	Days per week	d/wk
Days per year (annum)	d/a	Dead weight tonnes	DWT
Decibel	dB	Decibel adjusted	dBa
Degree	°	Degrees Celsius	°C
Diameter	Ø	Dollar (American)	$, US$
Dollar (Canadian)	C$	Dry metric ton	dmt
Foot	ft	Gallon	gal
Gallons per minute (US)	gpm	Gigajoule	GJ
Gigapascal	GPa	Gigawatt	g
Gram	g	Grams per liter	g/L
Grams per tonne	g/t	Greater than	>
Hectare (10,000 m2)	ha	Hertz	Hz
Horsepower	hp	Hour	h
Hours per day	h/d	Hours per week	h/wk
Hours per year	h/a	Inch	“
Kilo (thousand)	k	Kilogram	kg
Kilograms per cubic meter	kg/m3	Kilograms per hour	kg/h
Kilograms per square meter	kg/m2	Kilometer	km
Kilometres per hour	km/h	Kilopascal	kPa
Kiloton	Kt, ktons	Kilovolt	kV
Kilovolt-ampere	kVA	Kilowatt	kW
Kilowatt hour	kWh	Kilowatt hours per tonne	kWh/t
Kilowatt hours per year	kWh/a	Less than	<
Liter	L	Liters per minute	L/min
Megabytes per second	Mb/sec	Megapascal	MPa
Megavolt-ampere	MVA	Megawatt	MW
Meter	m	Meters above sea level	masl
Meters Baltic sea level	mbsl	Meters per minute	m/min
Meters per second	m/s	Short ton	t
Microns	ųm	Milligram	mg
Milligrams per liter	mg/L	Milliliter	mL
Millimeter	mm	Million	M
Million bank cubic meters	Mbm[3]	Million tons	Mt, Mtons
Minute (plane angle)	‘	Minute (time)	min
Month	mo	Ounce	oz
Pascal	Pa	Parts per million	ppM
Parts per billion	ppB	Percent	%
Pound(s)	lb(s)	Pounds per square inch	psi
Revolutions per minute	rpm	Second (plane angle)	“
Second (time)	sec	Specific gravity	SG
Square centimeter	cm2	Square foot	ft2
Square inch	in2	Square kilometer	km2
Square meter	m2	Tonne (1,000 kg)	mt
Three dimensional	3D	Tons per hour	t/h
Tons per day	t/d	Tons seconds per hour meter cubed	ts/hm3
Tons per year (annum)	t/a	Volt	V
Total	T	Weight per weight	w/w
Week	wk	Wet metric tonne	wmt

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24.3	Terms of Reference (Abbreviations & Acronyms)

Table 24-2 shows Terms and Abbreviations used in this study, and Table 2-4 shows the Conversions for Common Units.

Table 24-2: Terms and Abbreviations

Description	Abbreviation/Acronym
Acid Soluble Copper	ASCu
AGP Mining Consultants Inc.	AGP
Alford Drilling LLC	Alford
American Heritage Center	AHC
Anaconda Company	Anaconda
Arimetco Inc,	Arimetco
Atlantic Richfield Company	ARC
Atomic Absorption Spectrophotometer	AAS
Atomic Absorption	AA
Bear Project	Project
Bona Fide Prospective Purchaser	BFPP
Bureau of Mining Regulation and Reclamation	BMRR
Bureau of Water Pollution Control	BWPC
Bureau Veritas’ Metals & Minerals	Bureau Veritas/BV
Canadian Institute of Mining	CIM
Coefficient of Variation	CV
Construction Management Unit	CMU
Copper	Cu
Copper Equivalent	CuEq
Cyanide Soluble	CN
Dassault Systems GEOVIA Inc.	GEOVIA
Digital Elevation Model	DEM
Drilling and Blasting	D&B
Early Dark Micaceous	EDM
Electrowinning	EW
Exploratory Data Analysis	EDA
Ferric Sulphate Copper	QLT
Freeport Nevada LLC	Freeport
General and Administrative	G&A
Gold	Au
Gold Equivalent	AuEq
Heap Leach Facility	HLF
Heap Leach Pads	HLP
HxGN MinePlan™ 16.2.1	MinePlan
Indicator Kriging	IK
Induced Polarization	IP

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Inductively Coupled Plasma	ICP
Inductively Coupled Plasma Atomic Emission Spectroscopy	ICP-AES
Inspectorate America Corp.	Inspectorate
Internal Rate of Return	IRR
Inverse Distance cubed	ID3
Inverse Distance Squared	ID2
Lerchs-Grossman	LG
Life-of-Mine	LOM
Lion Copper Corp.	Lion or the Company
Load-haul Dump	LHD
Million Tons	Mtons
Million Tons per annum	Mtpa
Mineral Resource estimate	MRE
Moment Exploration Geoservices	MEG
National Instrument 43-101	NI 43-101
National Pollutant Discharge Elimination System	NPDES
Nearest Neighbour	NN
Net Present Value	NPV
Net Smelter Return Royalty	NSR
Nevada	NV
Nevada Division of Environmental Protection	NDEP
Newmont Corporation	Newmont
Nuton LLC	Nuton
Ordinary Kriging	OK
Phelps Dodge Corporation	Phelps Dodge
Pre-Feasibility Study	PFS
Preliminary Assessment	PA
Preliminary Economic Assessment	PEA
Qualified Person	QP
Quality Assurance	QA
Quality Control	QC
Quality Assurance and Quality Control	QAQC
Rapid Infiltration Basin	RIB
Record of Decision	ROD
Reverse Circulation	RC
Rock Quality Designation	RQD
Run-of-mine	ROM
Selective Mining Unit	SMU
Silver	Ag
Singatse Peak Services LLC	SPS
Solvent Extraction Electrowinning	SXEW
SRK Consulting (U.S.) Inc.	SRK
Stanford University Geostatistical Software Library	GSLIB
State of Nevada	State
Technical Report Summary	TRS
The Anaconda Company	Anaconda
Total Copper	TCu
U.S. Department of Interior, Bureau of Land Management	BLM
U.S. Environmental Protection Agency	USEPA
Vat Leach Tailings	VLT
Walker River Irrigation District	WRID
Water Pollution Control Permit	WPCP
X-ray Fluorescence Spectrometer	XRF
Yerington Pit Lake	Pit Lake

Table 24-3: Conversions for Common Units

Metric Unit	Imperial Measure
1 hectare	2.47 acres
1 meter	3.28 feet
1 kilometer	0.62 miles
1 gram	0.032 ounces (troy)
1 tonne	1.102 tons (short)
1 gram/tonne	0.029 ounces (troy)/ton (short)
1 tonne	2,204.62 pounds
Imperial Measure	Metric Unit
1 acre	0.4047 hectares
1 foot	0.3048 meters
1 mile	1.609 kilometers
1 ounce (troy)	31.1 grams
1 ton (short)	0.907 tonnes
1 ounce (troy)/ton (short)	34.28 grams/tonne
1 pound	0.00045 tonnes

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25	Reliance on Information Provided by the Registrant

The Bear Project, having been an exploration target for many years, has been the subject of numerous reports. Many of these reports and other documents were prepared by mining consulting firms on behalf of the operators of the project at the time.

The Qualified Person Firms’ conclusions, opinions, and estimates contained herein are based on:

●	information available at the time of preparation of this report

●	assumptions, conditions, and qualifications as outlined in this report

●	data, reports, and other information supplied by Lion and other third-party sources

AGP and Samuel have followed standard professional procedures in preparing the content of the Bear Project TRS. Data used in this report has been verified where possible, and the report is based upon information believed to be accurate at the time of completion.

25.1	Ownership, Mineral Tenure and Surface Rights

AGP has not verified the legal status, legal title to any permit, or the legality of any underlying agreements for the subject properties regarding mineral rights, surface rights, permitting, and environmental issues in chapters of this TRS. AGP has relied upon information provided by Lion personnel, Mr. Todd Bonsall, Manager - Geology & Operations, which forms the basis for Chapter 3 of this report.

25.2	Environmental Permitting

Explanation of the Environmental Permitting and past activity was provided by Katie Heazlett, Permitting, Environmental and Community Relations Manager for Lion. This information provided background context for Chapter 3.

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